UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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WABCO Holdings Inc.

(Name of Registrant as Specified In Its Charter)

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WABCO Holdings Inc.

Notice of Annual Meeting
of Shareholders and
Proxy Statement

May 28, 2008
340 Madison Avenue
New York, NY 10173-1922

Global Headquarters
Chausée de Wavre, 1789 1160 Brussels Belgium Phone +32.2.663.9800

Jacques Esculier

Chief Executive Officer and Director

April 18, 2008

Dear Shareholder:

I invite you to the Annual Meeting of Shareholders of WABCO Holdings Inc. This year’s meeting will be held on Wednesday, May 28, 2008, at 10:00 a.m. at the New York offices of McDermott Will & Emery LLP, 340 Madison Avenue, New York, New York.

Our directors and senior management will attend the meeting. We will consider the items of business listed in the attached formal notice of meeting and proxy statement. Our 2007 Annual Report accompanies this proxy statement.

Your vote is very important, regardless of the number of shares you hold. Whether or not you plan to attend the meeting in person, please cast your vote, as instructed in the Notice Regarding Availability of Proxy Materials or proxy card, over the Internet or by telephone, as promptly as possible. If you received only a Notice Regarding Availability of Proxy Materials in the mail or by electronic mail, you may also request a paper proxy card to submit your vote by mail, if you prefer. However, we encourage you to vote over the Internet because it is convenient and will save printing costs and postage fees, as well as natural resources.

On behalf of the management team and your Board of Directors, thank you for your continued support and interest in WABCO Holdings Inc.

Sincerely,

Jacques Esculier

    Chief Executive Officer and Director

WABCO Holdings Inc.

Notice of 2008 Annual Meeting of Shareholders

and Proxy Statement

To the Shareholders of

WABCO Holdings Inc.:

The Annual Meeting of Shareholders of WABCO Holdings Inc. will be held at the New York offices of McDermott Will & Emery LLP, 340 Madison Avenue, New York, New York, on Wednesday, May 28, 2008, at 10:00 a.m. to consider and vote upon the following proposals:

1. Election of two directors to Class I with terms expiring at the 2011 Annual Meeting of Shareholders.

2. Ratification of the appointment of Ernst & Young Bedrijfsrevisoren BCVBA/Reviseurs d’Entreprises SCCRL (“Ernst &Young Belgium”) as the company’s independent registered public accounting firm for the year ending December 31, 2008.

We may also transact any other business as may properly come before the meeting.

Shareholders of record of the company’s common stock as of the close of business on April 8, 2008 are entitled to receive notice of the annual meeting and to vote. Shareholders who hold shares in street name may vote through their brokers, banks or other nominees.

Regardless of the number of shares you own, please vote. All shareholders of record can vote (i) over the Internet, (ii) by toll-free telephone (please see the proxy card for instructions), (iii) by written proxy by signing and dating the proxy card and returning it, or (iv) by attending the annual meeting in person. These various options for voting are described in the Notice Regarding the Availability of Proxy Materials and on the proxy card.

For all shareholders who participate in the WABCO 401(k) Plan, the Trane Employee Stock Ownership Plan, Trane Savings Plan or Trane 401(k) and Thrift Plan, your vote over the Internet, by telephone or on your proxy card will serve as voting instructions to the trustee of the respective plans in which you participate. If you have shares of our common stock issued to you under such plans, only the trustee can vote your plan shares even if you attend the annual meeting in person.

We encourage you to receive all proxy materials in the future electronically to help us save printing costs and postage fees, as well as natural resources in producing and distributing these materials. If you wish to receive these materials electronically next year, please follow the instructions on the proxy card.

By order of the Board of Directors,

MALCOLM GILBERT

Secretary and Treasurer

Brussels, Belgium

April 18, 2008

i

ii

ABOUT THE ANNUAL MEETING

Why have I received these materials? The Board of Directors is soliciting proxies for use at the Annual Meeting of Shareholders of the company to be held on May 28, 2008.

Who may vote? You are entitled to vote if our records show you held one or more shares of the company’s common stock at the close of business on April 8, 2008, which we refer to as the record date. At that time 66,108,122 shares of common stock were outstanding and entitled to vote. Each share will entitle you to one vote at the annual meeting. For ten days prior to the annual meeting, during normal business hours, a complete list of all shareholders on the record date will be available for examination by any shareholder at the company’s offices at One Centennial Avenue, Piscataway, New Jersey 08855. The list of shareholders will also be available at the annual meeting.

How do I vote shares registered in my name? Under rules recently adopted by the Securities and Exchange Commission (“SEC”), we are now primarily furnishing proxy materials to our shareholders on the Internet, rather than mailing paper copies of the materials (including our 2007 Annual Report to Shareholders (“annual report”)) to each shareholder. If you received only a Notice Regarding the Availability of Proxy Materials (the “Notice”) by mail or electronic mail, you will not receive a paper copy of these proxy materials unless you request one. Instead, the Notice will instruct you as to how you may access and review the proxy materials on the Internet. The Notice will also instruct you as to how you may access your proxy card to vote over the Internet. If you received a Notice by mail or electronic mail and would like to receive a paper copy of our proxy materials, free of charge, please follow the instructions included in the Notice.

We anticipate that the Notice Regarding the Availability of Proxy Materials will be mailed to our shareholders on or about April 18, 2008, and will be sent by electronic mail to our shareholders who have opted for such means of delivery on or about April 18, 2008. The Internet and telephone voting facilities for shareholders of record will close at 11:59 p.m., Eastern Daylight Time, on May 27, 2008.

About the proxy statement. The words “company,” “WABCO,” “we,” “us” and “our” refer to WABCO Holdings Inc., a Delaware corporation. We refer to the U.S. Securities and Exchange Commission as the “SEC” and the New York Stock Exchange as the “NYSE.” We were spun-off from American Standard on July 31, 2007. We refer to this event as the “Spin-off.” American Standard sold its Bath & Kitchen division and later changed its name to “Trane.” We use “Trane” in this proxy statement to refer to American Standard, even for periods prior to its name change and prior to the Spin-off. Finally, the words “common stock,” “stock” and “shares” refer to the company’s common stock, par value $.01 per share, which trades on the NYSE under the symbol WBC.

How do I vote shares held by a broker? If a broker, bank or other nominee holds shares of common stock for your benefit, and the shares are not in your name on the company’s stock transfer records, then you are considered a “beneficial owner” of those shares. Shares held this way are sometimes referred to as being held in “street name.” In that case, if you have previously elected to receive a paper copy of your proxy materials, this proxy statement and a proxy card have been sent to the broker. You may have received this proxy statement directly from your broker, together with instructions as to how to direct the broker to vote your shares. If you desire to have your vote counted, it is important that you return your voting instructions to your broker. Rules of the NYSE determine whether proposals presented at shareholder meetings are “routine” or “non-routine.” If a proposal is routine, a broker or other entity holding shares for an owner in street or beneficial name may vote on the proposal without voting instructions from the owner. If a proposal is non-routine, the broker or other entity may vote on the proposal only if the owner has provided voting instructions. A “broker non-vote” occurs when the broker or other entity is unable to vote on a proposal because the proposal is non-routine and the owner does not provide instructions. Proposal One—the proposal to elect directors and Proposal Two—the proposal to ratify the appointment of Ernst & Young Belgium as the independent registered public accounting firm for the company for fiscal 2008 are considered routine proposals under the rules of the NYSE. As a result, brokers or other entities holding shares for an owner in street name may vote on both Proposals One and Two, even if no voting instructions are provided by the owner of the shares.

What if my shares are held through the company’s 401(k) plan? If you are a participant in the WABCO 401(k) Plan, you will receive one proxy card for all shares allocated to your account. The proxy card will serve as a voting instruction card for the trustee of the WABCO 401(k) Plan. If you do not vote your shares, the trustee will vote your shares in the same proportion as shares for which timely instructions were received under the WABCO 401(k) Plan. Your proxy card must be received no later than 11:59 p.m., Eastern Daylight Time, on May 22, 2008, so that the trustee of the plan has adequate time to tabulate the voting instructions. Your voting instructions will be kept confidential. Many of our current employees and any former employees holding shares in the WABCO 401(k) Plan will receive their proxy card, proxy statement and annual report materials electronically by e-mail. If you hold shares other than through the WABCO 401(k) Plan, you will receive a separate set of materials, including a separate proxy card and control number, to vote those shares.

How will my shares be voted if they are held through the Trane Employee Stock Ownership Plan, Trane Savings Plan or Trane 401(k) and Thrift Plan? If you are a participant in the Trane Employee Stock Ownership Plan (the “Trane ESOP”), the Trane Savings Plan (the “Trane Savings Plan”) or the Trane 401(k) and Thrift Plan (the “Trane Thrift Plan”), you will receive one proxy card for all shares allocated to your Trane ESOP, Trane Savings Plan and Trane Thrift Plan accounts. The proxy card will serve as a voting instruction card for the trustee of each of these plans. Your proxy card must be received no later than 11:59 p.m., Eastern Daylight Time, on May 22, 2008 so that the trustees of the respective plans have adequate time to tabulate the voting instructions. Your voting instructions will be kept confidential. If you do not vote your shares, the trustee for your plan will vote your shares in the same proportion as those shares for which the trustee received timely voting instructions. Current employees of Trane holding shares in these employee plans who have chosen to do so will receive their proxy card, proxy statement and annual report materials electronically by e-mail. If you hold shares other than through one of these plans, you will receive a separate set of materials, including a Notice Regarding the Availability of Proxy Materials, which will instruct you as to how you may access and vote your other shares over the Internet, by telephone or by mail.

What if my shares are held through the Trane Employee Stock Purchase Plan? You should vote any shares held in the Trane Employee Stock Purchase Plan account by completing the materials sent to you by your broker for that account. If you do not respond to the materials sent to you by your broker, your broker will, to the extent permitted by the rules of the NYSE and the SEC, vote the shares on your behalf.

How will the company representatives vote for me? The company representatives, Jacques Esculier, Ulrich Michel, Todd Weinblatt and Malcolm Gilbert or anyone else they choose as their substitutes, have been chosen to vote in your place as your proxies at the annual meeting. Whether you vote by proxy card, Internet or telephone, the company representatives will vote your shares as you instruct them. If you do not indicate how you want your shares voted, the company representatives will vote as the Board recommends. If there is an interruption or adjournment of the annual meeting before the agenda is completed, the company representatives may still vote your shares when the meeting resumes. If a broker, bank or other nominee holds your common stock, they will ask you for instructions and instruct the company representatives to vote the shares held by them in accordance with your instructions.

Can I change my vote after I have returned my proxy card or given instructions over the Internet or telephone? Yes. After you have submitted a proxy, you may change your vote at any time before the proxy is exercised by submitting a notice of revocation or a proxy bearing a later date. Whether or not you vote using a traditional proxy card, through the Internet or by telephone, you may use any of those three methods to change your vote. Accordingly, you may change your vote either by submitting a proxy card prior to or at the annual meeting or by voting again before 11:59 p.m., Eastern Daylight Time, on May 27, 2008, the time at which the Internet and telephone voting facilities close. The later submitted vote will be recorded and the earlier vote revoked.

Votes required for approval. Provided that a quorum is present, the nominees for director receiving a plurality of the votes cast at the meeting in person or by proxy will be elected. Approval of Proposal 2 requires the affirmative vote of a majority of shares present or represented and entitled to vote at the annual meeting.

The effect of abstentions and broker non-votes. Abstentions are not counted as votes “for” or “against” a proposal, but are counted in determining the number of shares present or represented on a proposal for purposes of establishing a quorum. However, since approval of Proposal 2 requires the affirmative vote of a majority of the shares of common stock present or represented at the annual meeting, abstentions have the same effect as a vote “against” that Proposal. As discussed above under “How do I vote shares held by a broker?”, a “broker non-vote” occurs if you fail to vote shares held by a broker in respect of a proposal that is considered non-routine, and thus the broker cannot use its own discretion in casting the vote. Since Proposals 1 and 2 are considered routine, and thus discretionary, a nominee (e.g., broker) holding shares for a beneficial owner may vote on all of the proposals even though it has not received voting instructions from the beneficial owner concerning those proposals. For Proposal 1, any votes withheld for the election of a director will not be counted for purposes of their election.

What constitutes a quorum for purposes of the annual meeting? There is a quorum when the holders of a majority of the company’s common stock are present in person or by proxy. Withheld votes for the election of directors, proxies marked as abstentions and broker non-votes are treated as present in determining a quorum.

Who pays for this solicitation? The expense of preparing, printing and mailing this proxy statement and the accompanying material will be borne by WABCO Holdings Inc. Solicitation of individual shareholders may be made by mail, personal interviews, telephone, facsimile, electronic delivery or other telecommunications by officers and regular employees of the company who will receive no additional compensation for those activities. We will reimburse brokers and other nominees for their expenses in forwarding solicitation material to beneficial owners.

What happens if other business not discussed in this proxy statement comes before the meeting? The company does not know of any business to be presented at the annual meeting other than the two proposals in this proxy statement. If other business comes before the meeting and is proper under Delaware law, the company representatives will use their discretion in casting all of the votes they are entitled to cast.

BOARD RECOMMENDATION ON VOTING FOR PROPOSALS

The Board’s recommendation for each proposal is set forth in this proxy statement together with the description of each proposal. In summary, the Board recommends a vote:

•	FOR Proposal 1 to elect two Class I directors.

•	FOR Proposal 2 to ratify the appointment of Ernst & Young Belgium as the company’s independent registered public accounting firm for the year ending December 31, 2008.

PROPOSAL 1—ELECTION OF DIRECTORS

The company has three classes of directors. The number of directors is split among the three classes as equally as possible. The term of each directorship is three years so that one class of directors is elected each year. All directors are elected for three-year terms and until their successors are duly elected and qualified. The total number of directors established by resolution of the Board of Directors is eight.

At this annual meeting, the shareholders will vote to elect two directors to Class I for a term expiring at the 2011 Annual Meeting of Shareholders. The current Class I directors are Mr. G. Peter D’Aloia and Dr. Juergen W. Gromer. Mr. D’Aloia and Dr. Gromer were appointed to the Board as Class I directors at the time of our Spin-off from Trane on July 31, 2007. The Board is nominating each of these directors to continue serving as Class I directors.

The Board of Directors has no reason to believe that either of the nominees will not serve if elected. If either nominee should become unavailable to serve as a director, and if the Board designates a substitute nominee, the company representatives named on the proxy card will vote for the substitute nominee designated by the Board unless you submit a proxy withholding your vote from the nominee being substituted. Under the company’s amended by-laws, vacancies are filled by the Board of Directors.

Recommendation

The Board of Directors unanimously recommends that shareholders vote FOR Proposal 1, the election of G. Peter D’Aloia and Juergen W. Gromer as Class I directors.

DIRECTORS

Nominees for Election for Class I Directors—Terms Expiring at 2011 Annual Meeting

G. Peter D’Aloia—Age 63

Director since July 2007

Mr. D’Aloia is Senior Vice President and Chief Financial Officer of Trane Inc., a position he has held since 2000. Before joining Trane, Mr. D’Aloia worked for Honeywell where he most recently served as Vice President—Business Development. He spent 27 years with Honeywell’s predecessor company, AlliedSignal, in diverse finance management positions. During his career with AlliedSignal, he served as Vice President—Taxes; Vice President and Treasurer; Vice President and Controller; and Vice President and Chief Financial Officer for the Engineered Materials Sector. Early in his career, he worked as a tax attorney for the accounting firm, Arthur Young and Company. Mr. D’Aloia is a Director of FMC Corporation and AirTran Airways.

Juergen W. Gromer—Age 63

Director since July 2007

Dr. Gromer is the retired President of Tyco Electronics, a position which he held from April 1999 until December 31, 2007. Dr. Gromer also served as the Vice Chairman of Tyco Electronics from January 2006 until December 31, 2007. Dr. Gromer formerly held senior management positions from 1983 to 1998 at AMP (acquired by Tyco in April 1999) including Senior Vice President of Worldwide Sales and Services, President of the Global Automotive Division, and Vice President of Central and Eastern Europe, and General Manager of AMP Germany. Dr. Gromer has over 20 years of AMP and Tyco Electronics experience, serving in a wide variety of regional and global assignments. Dr. Gromer serves as a member of the boards of directors of Tyco Electronics Ltd., Bermuda, Marvell Technology Group Inc. and RWE Rhein Ruhr AG. He is also Chairman of the Board of the Society for Economic Development of the District Bergstrasse/Hessen, a member of the Advisory Board of Commerzbank, and a Director of the Board and Vice President of the American Chamber of Commerce in Germany.

Directors Continuing in Office

Class II Directors—Terms Expiring at 2009 Annual Meeting

James F. Hardymon—Age 73

Director since July 2007

Mr. Hardymon currently serves as, and is expected to continue serving as, our Chairman of the Board. Mr. Hardymon served as a director of Trane from 1999 to 2007. Mr. Hardymon was the Chairman and Chief Executive Officer of Textron, Inc., a manufacturing and financial services business, from 1993 to 1998 and continued as Chairman until his retirement in 1999. Previously, Mr. Hardymon had been Chief Executive Officer since 1992, and President and Chief Operating Officer since 1989. Prior to his affiliation with Textron, he served from 1961 to 1989 in various executive capacities with Emerson Electric Co. Mr. Hardymon is a director of Circuit City Stores, Inc. and Lexmark International, Inc. Mr. Hardymon is also a member of the Advisory Board of Investcorp International, Inc. Including WABCO, Mr. Hardymon has served on 11 corporate boards and as chairman of four NYSE-traded companies.

Michael T. Smith—Age 64

Director since July 2007

Mr. Smith served as the Chairman of the Board and Chief Executive Officer of Hughes Electronics Corporation from 1997 to 2001, before retiring in 2001. Prior to his election to those positions, Mr. Smith had been Vice Chairman of Hughes Electronics and Chairman of the Hughes Aircraft Company. Mr. Smith joined

Hughes Electronics in 1985 as Senior Vice President and Chief Financial Officer after spending nearly 20 years with General Motors in a variety of financial management positions. In 1992 he was elected Vice Chairman of Hughes Missile Systems, and in 1995 he was elected Chairman of Hughes Aircraft Company. Mr. Smith is a member of the board of directors of Alliant Techsystems, Inc., Ingram Micro, Inc., Teledyne Technologies, Inc. and Flir Systems, Inc.

John F. Fiedler—Age 69

Director since September 2007

Mr. Fiedler served as Chairman of the Board of Directors of BorgWarner, Inc from 1995 to 2003, before retiring in 2003. Prior to that, Mr. Fiedler served as President and Chief Operating Officer of Borg Warner, Inc. Before joining BorgWarner in 1994, Mr. Fiedler was an Executive Vice President with The Goodyear Tire & Rubber Company, culminating a 29-year career with the company by leading its North American tire division. He is a member of the board of directors of Mohawk Industries, Snap-On Corporation and AirTran Airways. He is also a member of the Kent State Foundation Commission, an advisor to the Board of Trustees of the Manufacturers Alliance/MAPI and a member of the Board of Advisors of Prism Funds.

Class III Directors—Terms Expiring at 2010 Annual Meeting

Jacques Esculier—Age 48

Director since July 2007

Mr. Esculier has served as our Chief Executive Officer and director since July 2007. Prior to July, 2007, Mr. Esculier served as Vice President of Trane and President of its Vehicle Control Systems business, a position he had held since January 2004. Prior to holding that position, Mr. Esculier served in the capacity of Business Leader for the Trane Commercial Systems’ Europe, Middle East, Africa, India & Asia Region from 2002 through January 2004. Prior to joining Trane in 2002, Mr. Esculier spent more than six years in leadership positions at AlliedSignal/Honeywell. He was Vice President and General Manager of Environmental Control and Power Systems Enterprise based in Los Angeles, and Vice President of Aftermarket Services—Asia Pacific based in Singapore.

Kenneth J. Martin—Age 53

Director since July 2007

Mr. Martin served as the Chief Financial Officer and Vice Chairman of Wyeth (formerly American Home Products) from 2000 to 2007, before retiring in 2007. Mr. Martin joined American Home Products in 1984 as Assistant Director of Corporate Compliance and subsequently held the positions of Assistant Vice President of Finance for American Home Food Products. In 1989, he was appointed Vice President and Comptroller of American Home Products Corporation. In 1992, he became Executive Vice President for American Home Food Products. Two years later, he was promoted to Executive Vice President of Whitehall-Robins Healthcare and in 1995, President of American Home Food Products. He was named President of Whitehall-Robins Healthcare in 1997 and Senior Vice President and Chief Financial Officer of Wyeth-Ayerst Pharmaceuticals in 1998. In 2000, he was appointed Senior Vice President and Chief Financial Officer of Wyeth and in 2002, he was named Executive Vice President and Chief Financial Officer. Mr. Martin is also a director of Talecris Biotherapeutics Holdings Corp.

Donald J. Stebbins—Age 50

Director since September 2007

Mr. Stebbins is President and Chief Operating Officer of Visteon Corporation, a position he has held since 2005. Mr. Stebbins joined Visteon from the Lear Corporation where he spent 13 years in a number of executive positions, the most recent of which was President and Chief Operating Officer for the corporation’s Europe, Asia and Africa region. Before assuming this position, Mr. Stebbins served as President and Chief Operating Officer for the Americas. He started his career at Lear as Vice President and Treasurer in 1992 and was appointed Senior Vice President and Chief Financial Officer in 1997. Mr. Stebbins is a member of the board of directors of Visteon.

GOVERNANCE

Board Matters and Committee Membership

Our business, property and affairs are managed under the direction of our Board of Directors. Members of our Board are kept informed of our business through discussions with our Chief Executive Officer and other officers and employees, by reviewing materials provided to them during visits to our offices and plants and by participating in meetings of the Board and its committees.

The Board of Directors held a total of three meetings in 2007. The standing committees of the Board of Directors are the Audit Committee and the Compensation, Nominating and Governance Committee (the “CNG Committee”). All directors attended at least 75 percent of the combined total number of meetings of the Board of Directors and the Board committees on which they served during 2007. Our non-management directors meet without the Chief Executive Officer present at the end of each Board meeting.

The table below provides committee assignments and 2007 meeting information for each of the Board committees:

Name	Audit Committee		Compensation, Nominating and Governance Committee
G. Peter D’Aloia
Juergen W. Gromer			X
James F. Hardymon	X
Kenneth J. Martin	X	*
Michael T. Smith			X	*
Jacques Esculier
John F. Fiedler			X
Donald J. Stebbins	X
2007 Meetings	6		3

*	Indicates Committee Chair

Committees of the Board

Audit Committee

The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. Each member of the Audit Committee is independent as defined by the NYSE listing standards and the company’s independence standards. The committee’s responsibilities, as set forth in its charter, include:

•	reviewing the scope of internal and independent audits;

•	reviewing the company’s quarterly and annual financial statements and annual report on Form 10-K;

•	reviewing the adequacy of management’s implementation of internal controls;

•	reviewing the company’s accounting policies and procedures and significant changes in accounting policies;

•	appointing the independent public accountants and reviewing their independence and performance and the reasonableness of their fees; and

•

reviewing compliance with the company’s Code of Conduct and Ethics, major litigation, compliance with environmental standards and the investment performance and funding of the company’s retirement plans.

The Board of Directors has determined that Mr. Martin, chair of the Audit Committee, is an audit committee financial expert as defined by the SEC. In addition, the Board has determined that each member of the Audit Committee is financially literate as defined by the NYSE.

Compensation, Nominating and Governance Committee

Our Board of Directors has delegated its compensation, nominating and governance functions to a single standing committee, the Compensation, Nominating and Governance Committee or “CNG Committee.” Each member of the CNG Committee is independent as defined by the NYSE listing standards and the company’s independence standards. The committee’s responsibilities, as set forth in its charter, include:

•

identifying individuals qualified to become members of the Board and recommending to the Board director nominees to be presented at the annual meeting of shareholders as well as nominees to fill vacancies on the Board;

•	recommending Board committee memberships, including committee chairpersons;

•	considering and making recommendations concerning director nominees proposed by shareholders;

•	developing and recommending to the Board corporate governance principles for the company and processes for Board evaluations;

•	reviewing and making recommendations concerning compensation of directors;

•

reviewing and making recommendations concerning officers’ salaries and employee benefit and executive compensation plans and administering certain of those plans, including the company’s incentive compensation and stock incentive plans;

•

reviewing and approving performance goals and objectives for all elected officers, including the Chief Executive Officer, evaluating performance against objectives and based on its evaluation, approving all officers’ base and incentive compensation; and

•	evaluating executive succession plans, the quality of management, and leadership and management development.

For a description of the Committee’s responsibility in determining executive compensation, see “Compensation Discussion and Analysis—Role of WABCO CNG Committee” in this proxy statement.

Compensation Committee Interlocks and Insider Participation

None.

Board Attendance at the Annual Meeting of Shareholders

In accordance with our Corporate Governance Guidelines, all directors are expected to attend the Annual Meeting of Shareholders. While the Board understands that there may be situations that prevent a director from attending, the Board strongly encourages all directors to make attendance at all annual meetings of shareholders a priority. All directors are anticipated to attend the company’s first Annual Meeting of Shareholders to be held on May 28, 2008.

Independence Standards for Board Service

The Board of Directors has adopted a definition of director independence for non-management directors that serve on the company’s Board of Directors which meet and in some areas exceed the NYSE listing standards. Each director, other than Jacques Esculier, the company’s Chief Executive Officer, and Mr. D’Aloia, the current Chief Financial Officer of Trane, WABCO’s parent company prior to the Spin-off, satisfies the definition of director independence adopted and accordingly has no material relationship with the company (either directly or indirectly as a partner, shareholder or officer of an organization that has a relationship with the company) other than serving as a director of, and owning stock and options in, the company. A copy of our definition of director independence is attached to this proxy statement as Appendix A and is also available on our web site www.wabco-auto.com, by following the links “Investor Relations—Governance—Definition of Director Independence.” In addition, none of the company’s directors and executive officers participated in any related person transactions nor were any other transactions considered by the Board in determining directors’ independence. For a discussion of the company’s policy on related person transactions, please see “Certain Relationships or Related Person Transactions and Section 16 Reporting Compliance—Certain Relationships and Related Person Transactions” in this proxy statement.

Communication with the Company’s Board of Directors

Mr. Hardymon, the Chairman of the Board, presided over all executive sessions of the non-management directors. Shareholders or other interested parties wishing to communicate with our Board of Directors can communicate with our Board of Directors by writing to: General Counsel, c/o WABCO Holdings Inc., One Centennial Avenue, Piscataway, New Jersey 08855. Your message will not be screened or edited before it is delivered to the Chairman of the Board. The Chairman of the Board will determine whether to relay your message to other board members. See “Other Matters—Director Nominations” below for a description of how shareholders may submit the names of candidates for director nominees to our Board of Directors.

Availability of Corporate Governance Materials

The company’s Code of Conduct and Ethics and Corporate Governance Guidelines, including our definition of director independence, as well as the charters for the Audit Committee and the Compensation, Nominating and Compensation Committee are available on our web site www.wabco-auto.com under the caption “Investor Relations—Governance.” The foregoing information is available in print to any shareholder who requests it. Requests should be addressed to Secretary, WABCO Holdings Inc., One Centennial Avenue, Piscataway, New Jersey 08855.

DIRECTOR COMPENSATION

The CNG Committee recommends to the full Board of Directors the compensation of the company’s non-management directors, including the level of stock awards and stock option grants that should be made annually to such directors. The full Board of Directors must approve any change to the compensation payable to the company’s non-management directors, whether in the form of cash or equity awards. The Board of Directors has responsibility for administering the company’s Omnibus Plan in respect of the company’s non-management directors. Neither the CNG Committee nor the Board of Directors has delegated any of its responsibilities regarding the compensation of the company’s non-management directors.

The CNG Committee annually reviews the aggregate compensation payable to the company’s non-management directors to determine that the level of stock awards and the size of stock option grants made under the Omnibus Plan and the amount of cash compensation payable in respect of the annual retainer fee, the meeting attendance fees and the fees for service as a chair of the standing committees of the Board continue to be appropriate and consistent with the practices generally applicable at public companies of comparable size and in similar industries. As part of this review, the CNG Committee considers whether the allocation between cash and equity-based compensation continues to be appropriate. In connection with this annual review, the CNG Committee may request from time to time that the independent consultant retained by the CNG Committee with respect to its responsibilities regarding executive compensation matters, Mercer, LLC, review the pertinent data and advise on the competitiveness and appropriateness of the company’s compensation arrangements for its non-management directors. The CNG Committee also seeks input from the Chairman, Chief Executive Officer and Senior Vice President—Human Resources of the company with respect to any recommendations that it may make regarding changes to the compensation program for non-management directors, but no other executive officer has any substantive role in the setting of such compensation.

Current Director Compensation Program

Except for the Chairman of our Board, each non-management director is paid an annual retainer of $95,000, of which $40,000 is paid in cash on a quarterly basis. The remaining $55,000 is paid in the form of restricted shares which will be allocated to the non-management director’s trust account on the day prior to each annual meeting of shareholders. See “Outside Directors Trust” below for more detail on these trust accounts. Directors who are not committee chairs receive $1,500 per day for attendance at in-person Board or committee meetings. Committee chairs receive $3,000 per day for attendance at in-person Board or committee meetings. All non-management directors receive $750 for attendance at telephonic Board or committee meetings (or for attending in-person meetings by telephone). Directors are also reimbursed for reasonable expenses incurred to attend meetings.

Our Chairman of the Board receives an annual retainer of $135,000, of which $80,000 is paid in cash on a quarterly basis. The remaining $55,000 is paid in the form of restricted shares which will be allocated to the Chairman’s trust account on the day prior to each annual meeting of shareholders.

Outside Directors Trust

All of the equity awarded to our non-management directors, including the equity awarded at the time of the Spin-off, is held in a trust account established for each non-management director. As discussed above, the trust accounts will be credited annually, on the day prior to each annual meeting, with that number of shares of our common stock equal in value to $55,000 based on that day’s closing price of WABCO common stock. Any cash dividends issued to the trust with respect to shares held on behalf of the non-management directors is reinvested in additional shares. The trust shares do not result in direct ownership until the director ceases service on the Board and remain subject to the claims of WABCO’s creditors while in the trust. If a director is removed for cause, his interest in the shares will be forfeited. In some instances where local regulations dictate, non-management directors may be granted restricted stock units rather than restricted shares. All restricted shares or restricted stock units shall be issued under the Omnibus Plan.

Deferred Compensation Plan

The Board of Directors adopted the WABCO Holdings Inc. Deferred Compensation Plan in December 2007. While the Deferred Compensation Plan is by its terms open to all non-management directors and executive officers, the Board has determined that, for the time being, only non-management directors may participate in the Deferred Compensation Plan. The Deferred Compensation Plan permits the non-management directors to defer receipt of all or part of their retainer, meeting fees and any other amounts specified under the plan into either an interest bearing account or notional shares of WABCO common stock, as elected by the participant at the time he or she makes the election to defer the compensation. Once allocated to the interest account or the stock account, a participant may not change the manner in which the amounts deferred are deemed invested. The Deferred Compensation Plan provides that the company may also make discretionary contributions (including discretionary matching contributions) in addition to the amounts electively deferred by the non-management director who chooses to participate. However, in 2007, neither the company nor any non-management director made any contributions under the Deferred Compensation Plan. Only two of our non-management directors, Messrs. Stebbins and D’Aloia, have elected to participate in the Deferred Compensation Plan in 2008.

Director Compensation Table

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($)(1) (c)	Option Awards ($)(2) (d)	Total ($) (g)
James F. Hardymon(3)	$69,000	$106,935	$7,321	$183,256
G. Peter D’Aloia	$23,000	$50,000	$—	$73,000
John F. Fiedler	$27,500	$50,000	$—	$77,500
Juergen W. Gromer	$37,500	$50,000	$—	$87,500
Kenneth J. Martin	$39,000	$50,000	$—	$89,000
Michael T. Smith	$43,500	$50,000	$—	$93,500
Donald J. Stebbins	$23,000	$50,000	$—	$73,000

(1)	All of the directors received a grant of restricted shares on the date of the Spin-off (or, in the case of Messrs. Stebbins and Fiedler, on the date they were elected to the Board). The grant date fair value of these restricted shares was $50,000 per director, except for Mr. Hardymon who received restricted shares with a grant date fair value of $100,000. The restricted shares were fully vested on the date of grant and are held in the Outside Directors Trust. See description of Outside Directors Trust above. As discussed in footnote 3 below, Mr. Hardymon also received restricted stock units as part of the Founders’ Grant that he received on the date of the Spin-off. These restricted stock units had a grant date fair value of $50,000 and vest over a three-year period. Amounts set forth in this column represent the dollar amount recognized by WABCO in 2007 for financial statement reporting purposes in accordance with FAS 123R. The fair value of the awards was determined using the valuation methodology and assumptions set forth in Note 5 (“Capital Stock”) of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007. In accordance with SEC rules, estimates of forfeitures related to service-based conditions have been disregarded.

(2)

As discussed in footnote 3 below, Mr. Hardymon received stock options as part of the Founders’ Grant that he received on the date of the Spin-off. The stock options had a grant date fair value of $50,000 and vest over a three year period. The amount set forth in this column represents the dollar amount recognized by WABCO in 2007 for financial statement reporting purposes in accordance with FAS 123R. The fair value of the awards was determined using the valuation methodology and assumptions set forth in Note 5 (“Capital Stock”) of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007. In accordance with SEC rules, estimates of forfeitures related to service-based conditions have been disregarded.

(3)	Mr. Hardymon received an initial grant of restricted shares on the date of the Spin-off with a grant date fair value of $100,000. Mr. Hardymon also received a Founders’ Grant in recognition of his work in recruiting other WABCO Board members, as well as the establishment of WABCO’s initial compensation and governance philosophies. This Founders’ Grant consisted of stock options and restricted stock units with an aggregate grant date fair value of approximately $100,000.

CERTAIN RELATIONSHIPS OR RELATED PERSON TRANSACTIONS AND SECTION 16 REPORTING COMPLIANCE

Certain Relationships and Related Person Transactions

The Audit Committee of the Board of Directors has adopted a written policy governing the review and approval or ratification of related person transactions. Under the policy a related person transaction is any transaction exceeding $120,000 in which the company or a subsidiary, on the one hand, and an executive officer, director, holder of 5% or more of the company’s voting securities or an immediate family member of such person, on the other hand, had or will have a direct or indirect material interest.

No related person transaction shall be approved or ratified if such transaction is contrary to the best interest of the company. Unless determined otherwise by the Audit Committee, any related person transaction must be on terms that are no less favorable to the company than would be obtained in a similar transaction with an unaffiliated third party under the same or similar circumstances.

Unless the Audit Committee determines otherwise, any proposed related person transaction directly between the company and an executive officer, director or immediate family member should be reviewed prior to the time the transaction is entered into. In addition, the policy provides that ordinary course transactions are not considered related person transactions, and therefore do not require approval under the company’s related person transaction policy. An ordinary course transaction means a transaction that occurs between the company or any of its subsidiaries and any entity (i) for which any related person serves as an executive officer, partner, principal, member or in any similar executive or governing capacity, or (ii) in which such related person has an economic interest that does not afford such related person control over such entity, and such transaction occurs in the ordinary course of business on terms and conditions that are no less favorable to the company or, if applicable, a subsidiary than would otherwise apply to a similar transaction with an unrelated party. In addition, all immaterial relationships and transactions identified in the Instructions to Item 404(a) of Regulation S-K are incorporated into the policy, and accordingly, all such immaterial relationships or transactions are not related person transactions and do not require approval under the policy.

The General Counsel is responsible for making the initial determination as to whether any transaction constitutes a related person or ordinary course of business transaction and for taking all reasonable steps to ensure that all related person transactions required to be disclosed pursuant to Item 404(a) of Regulation S-K are presented to the Audit Committee for pre-approval or ratification. If a related person transaction involves the General Counsel, the Chief Financial Officer shall perform the responsibilities under the policy.

The Audit Committee reviews and assesses the adequacy of the policy annually.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, certain executive officers, and persons who own more than 10 percent of the outstanding common stock to file reports of ownership and changes in ownership with the SEC and the NYSE. The SEC regulations require the company to identify anyone who failed to file a required report or filed a late report during the most recent fiscal year. To the company’s knowledge, with respect to fiscal year ended December 31, 2007, all applicable filings were timely filed, except that (i) on September 7, 2007, amended Form 3s were filed for Messrs. Fiedler and Stebbins to correct a clerical error, (ii) on September 11, 2007, a late Form 4 was filed for Messrs. Hardymon, D’Aloia, Gromer, Martin and Smith to reflect the amount of shares received upon election to the Board on July 27, 2007, and (iii) on December 13, 2007, amended Form 4s were filed for Messrs. Tarrant, Weinblatt, Hardymon, Esculier, Michel, Figueroa and Varty to report the RSUs received by each individual as part of the Spin-off and to correct the amount of common stock beneficially owned by such persons as previously reported.

AUDIT COMMITTEE MATTERS

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of Ernst & Young Belgium, our independent registered public accounting firm. The independent auditor reports directly to the Audit Committee. As part of its responsibility, the Audit Committee established a policy to pre-approve all Audit Services and permissible Non-Audit Services performed by the independent auditor. In pre-approving services, the Audit Committee considers whether such services are consistent with the SEC’s rules on auditor independence.

The Audit Committee also considers whether the independent auditor is best positioned to provide the most effective and efficient service, for reasons such as its understanding and knowledge of the company’s business, people, culture, accounting systems, risk profile and other factors, and whether the service might enhance the company’s ability to manage or control risk or improve audit quality.

The Audit Committee is mindful of the relationship between fees for Audit and permissible Non-Audit Services in deciding whether to pre-approve any such services and may determine, for each fiscal year, the appropriate relationship between the total amount of fees for Audit and Audit-Related Services and the total amount of fees for Tax Services and certain permissible Non-Audit Services classified as “All Other Services.” Prior to the engagement of the independent auditor for an upcoming audit/non-audit service period, defined as a twelve-month timeframe, Ernst & Young Belgium submits to the Audit Committee for approval a detailed list of services expected to be rendered during that period as well as an estimate of the associated fees for each of the following four categories of services:

Audit Services consist of services rendered by an external auditor for the audit of the company’s annual consolidated financial statements (including tax services performed to fulfill the auditor’s responsibility under generally accepted auditing standards), the audit of internal control over financial reporting performed in conjunction with the audit of the annual consolidated financial statements and reviews of financial statements included in Form 10-Qs. Audit Services includes services that generally only an external auditor can reasonably provide, such as comfort letters, statutory audits, attest services, consents and assistance with and review of documents filed with the SEC.

Audit-Related Services consist of assurance and related services (e.g., due diligence) by an external auditor that are reasonably related to audit or review of financial statements, including employee benefit plan audits, due diligence related to mergers and acquisitions, employee benefit plan audits, accounting consultations and audits in connection with proposed or consummated acquisitions, internal control reviews, attest services related to financial reporting that are not required by statute or regulation, audit-related litigation advisory services and consultation concerning financial accounting and reporting standards, including compliance with Section 404 of the Sarbanes-Oxley Act.

Tax Services consist of services performed by the independent auditor’s tax personnel except those included in Audit Services above. Tax Services include those services rendered by an external auditor for tax compliance, tax consulting, tax planning, expatriate tax services, transfer pricing studies, tax planning, and tax issues related to stock compensation.

Other Non-Audit Services are any other permissible work that is not an Audit, Audit-Related or Tax Service and include non-audit-related litigation advisory services and administrative assistance related to expatriate services.

For each type of service, details of the service as well as estimated fees are reviewed and pre-approved by the Audit Committee as either an annual amount or specified stand-alone activity. Pre-approval of such services is used as the basis for establishing the spend level, and the Audit Committee requires the independent auditor to report detailed actual/projected fees versus the budget periodically throughout the year by category of service and by specific project.

Circumstances may arise during the twelve-month period when it may become necessary to engage the independent auditor for additional services or additional effort not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent auditor.

This review is typically done in formal Audit Committee meetings, however, the Audit Committee may delegate pre-approval to one or more of its members. The member to whom such authority is delegated must report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

Audit and Non-Audit Fees

Fees billed to the company by Ernst & Young Belgium for services rendered in 2007 were as follows:

Type of Services(1)	2007
($ in thousands)
Audit	$2,400
Audit-Related	$0
Tax	$600
All Other	$0

Total	$3,000

(1)	For a description of the types of services, see “Audit Committee Matters—Audit Committee Pre-Approval Policies and Procedures,” above.

PROPOSAL 2—RATIFICATION OF APPOINTMENT OF THE

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed Ernst & Young Belgium as the company’s independent registered public accounting firm to examine the consolidated financial statements of the company for the year 2008 upon terms set by the Audit Committee. The Board of Directors recommends that this appointment be ratified by the shareholders. If the appointment of Ernst & Young Belgium is not ratified by the shareholders, the Audit Committee will give consideration to the appointment of other independent certified public accountants.

Representatives of Ernst & Young Belgium will be present at the annual meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Recommendation

The Board of Directors unanimously recommends that shareholders vote FOR Proposal 2, the ratification of the appointment of Ernst & Young Belgium as the company’s independent registered public accounting firm for the year ending December 31, 2008.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the company’s financial reporting process on behalf of the Board of Directors. In fulfilling its responsibilities, the committee has reviewed and discussed the audited financial statements in the Annual Report with the company’s management and independent auditors.

Management has the primary responsibility for the financial statements and the reporting process including the internal controls systems, and has represented to the Audit Committee that such financial statements were prepared in accordance with generally accepted accounting principles. The independent auditors are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles.

The Audit Committee has discussed with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. In addition, the committee has discussed with the independent auditor, the auditor’s independence, including the matters in the written disclosures and letter which were received by the committee from the independent auditors, as required by Independence Standard Board No. 1, Independence Discussions with Audit Committees. The Audit Committee has also considered whether the independent auditor’s provision of non-audit services to the company is compatible with maintaining the auditor’s independence.

The committee discussed with the company’s internal and independent auditors the overall scope and plans for their respective audits. The committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the company’s internal controls, and the overall quality of the company’s financial reporting.

Based on the reviews and discussions referred to above, the committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2007, for filing with the Securities and Exchange Commission.

Members of the Audit Committee

Kenneth J. Martin, Chairman

James F. Hardymon

Donald J. Stebbins

REPORT OF THE COMPENSATION, NOMINATING AND GOVERNANCE COMMITTEE

The Compensation, Nominating and Governance Committee of the Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on that review and discussion, the members of the Compensation, Nominating and Governance Committee identified below recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Members of the Compensation, Nominating and Governance Committee

Michael T. Smith, Chairman

John F. Fiedler

Dr. Juergen W. Gromer

COMPENSATION DISCUSSION AND ANALYSIS

Overview

We are a leading provider of electronic and electromechanical products for commercial vehicle and passenger car markets. Until July 31, 2007, we were a subsidiary of Trane, a global manufacturer operating in three principal divisions: air conditioning systems and services, bath and kitchen products and vehicle control system products. The vehicle control systems division of Trane operated under the “WABCO” name. Effective July 31, 2007, we were spun off (the “Spin-off”) from Trane and became a separate publicly traded company.

In connection with the Spin-off, the Trane Management Development and Compensation (“MDC”) Committee established the basic structure of an executive compensation program, including an equity and cash incentive plan, a change in control severance plan, and revised employment agreements for our Chief Executive Officer and Chief Financial Officer. Apart from increases to the total compensation of the Chief Executive Officer and the Chief Financial Officer discussed below, the compensation levels of our other executive officers were maintained at their then-current levels, and awards made to our executive officers under existing Trane annual incentive and long-term incentive plans were not increased, however previously granted equity awards linked to Trane’s common stock were equitably adjusted into WABCO awards in connection with the Spin-off. For the most part, the executive compensation program established for us by the Trane MDC Committee reflected Trane’s past practice. The Trane MDC Committee also approved a special one-time “Founders’ Grant” of equity to our executive officers and our Chairman of the Board. For further details, see the section entitled “Founders’ Grants” below.

Once appointed in August 2007, our CNG Committee approved the executive compensation programs and arrangements established by Trane, including the compensation arrangements with our Chief Executive Officer, Chief Financial Officer and our three next highly compensated executive officers (referred to in this proxy statement as our “named executive officers”).

Role of the WABCO CNG Committee

In connection with its duties with respect to compensation matters and pursuant to its charter, our CNG Committee is responsible for developing our total compensation philosophy, recommending to our Board of Directors our executive compensation programs, including cash incentives, equity incentives, benefits and perquisites, and reviewing our compensation philosophy and compensation and benefits programs to determine whether they are properly coordinated and achieving their intended purposes. This committee also reviews and approves the compensation of our executive officers and recommends for approval to the independent members of our board the compensation of our Chief Executive Officer. The CNG Committee also sets performance goals for all performance-based compensation, and reviews and certifies payouts of awards based on a review of our performance and the executive officer’s performance against such goals.

To assist the CNG Committee in meeting its responsibilities, the CNG Committee engaged Mercer as its outside compensation consultant to provide executive compensation market analysis and insight with respect to our executive officers, including our named executive officers. As discussed below, prior to the Spin-off, the Trane MDC Committee had engaged Frederic W. Cook & Co. to review the cash compensation of our Chief Executive Officer and our Chief Financial Officer and recommend appropriate increases to reflect their increased level of responsibility in directing an independent publicly traded company.

Executive Compensation Philosophy; Compensation Program Objectives

Our executive compensation program is intended to deliver competitive total compensation upon achievement of performance objectives and has been developed consistent with our strategy to attract, motivate and develop leaders who will drive the creation of shareholder value. Beginning in 2008, we intend to look to the median level of compensation among similarly situated executives in our new peer group when we consider either fixed or variable target levels of compensation. See the section entitled “Peer Group” below for more information about our new peer group.

Our compensation program involves a mixture of fixed and variable and cash and equity compensation programs, as further described below. Variable compensation programs are balanced between short- and long-term objectives, placing a significant amount of the executive’s compensation at risk based on company and individual performance.

Each of the program components is designed to drive a complementary set of behaviors and outcomes.

•	Base salary and benefits are designed to attract and retain executives over time by providing regular and continued payment in line with the executive’s position, experience and responsibilities.

•	Annual performance-based cash awards are designed to focus our executives on short-term objectives to foster short-term growth and profitability.

•

Long-term incentives are designed to develop a clear line of sight and linkage to our long term strategy, as well as to attract and retain our executives and employees. Long-term incentives consist of a mix of equity awards and cash awards. The equity awards, usually in the form of stock options, stock grants and performance-based grants, are used to align the interests and financial opportunities of our executive officers with those of our shareholders.

•

Severance benefits and change in control plans are designed to neutralize the potential conflict of our executive officers when faced with a potential change in control or other possible termination situation and to facilitate our ability to attract and retain key executives as we compete in a marketplace where such protections are commonly offered. As a European-based company with European national executive officers, we also consider the effect of statutory severance and change in control benefits that may apply under the law of the executive’s country of citizenship and European Union law when designing our contractual severance benefits.

•	Other benefits and perquisite programs are evaluated in light of market practice.

Each of these elements is described in more detail below.

The CNG Committee intends to evaluate all compensation and benefit programs and decisions in light of the total compensation package to be awarded to each named executive officer, and, to that end, will review “tally sheets” that include all of the components of each named executive officer’s compensation, including base salary, target annual incentive awards, target long-term incentive awards, the value of all vested, unvested, exercised and unexercised equity, benefits and perquisites. These “tally sheets” are organized to reflect both the value of each named executive officer’s total compensation assuming continuing employment, as well as the additional compensation the named executive officer would be entitled to earn upon a separation from the company for voluntary reasons, involuntary reasons, or pursuant to a change in control of the company.

Increases to Our Chief Executive Officer and Chief Financial Officer’s Cash Compensation in Connection with Spin-Off

Prior to the Spin-off, our Chief Executive Officer was the President of Trane’s Vehicle Controls Division and our Chief Financial Officer was the Vice President and Chief Financial Officer of the Vehicle Controls Division. In connection with the Spin-off, the Trane MDC Committee agreed to increase the cash compensation packages of both our Chief Executive Officer and Chief Financial Officer to reflect their enhanced responsibilities as executives of a publicly traded company and the market levels of compensation for public company chief executive and chief financial officers. Our CNG Committee and Board approved amended employment agreements for our Chief Executive Officer and Chief Financial Officer at the time of the

Spin-off. In setting their revised cash compensation levels, the Trane MDC Committee engaged Frederic W. Cook & Co. to provide comparative market information, and Frederic W. Cook & Co. produced two market surveys of companies with annual revenues between $1.0 billion and $3.0 billion. The market surveys were prepared by Towers Perrin and Hewitt, respectively. Based upon these survey results, the Trane MDC Committee sought to increase the annual cash compensation for each executive to approximately the 50th percentile of similarly situated executives and slightly above the 50th percentile for cash-based long-term incentives.

Prior to the Spin-off, our Chief Executive Officer’s compensation package consisted of a base salary of $400,000, an annual incentive plan target award of 65% of his base salary, or $260,000, and a long-term cash incentive plan target award of 85% of his base salary, or $340,000. Following the Spin-off, our Chief Executive Officer’s compensation package was increased to reflect the change in his responsibilities from those of the head of a Trane business unit to those of the head of an independent public company. Our Chief Executive Officer’s compensation package now consists of a base salary of $600,000, an annual incentive plan award of 67% of his new base salary, or $400,000, and a long-term cash incentive plan target award of 100% of his new base salary, or $600,000. These changes in cash compensation placed our Chief Executive Officer at approximately the 50th percentile of similarly situated executives, based upon the market survey referred to above.

Prior to the Spin-off, our Chief Financial Officer’s compensation package consisted of a base salary of $245,300, an annual incentive plan target award of 30% of base salary, or $73,590, and a long term cash incentive plan target award of 30% of base salary, or $73,590. Following the Spin-off, our Chief Financial Officer’s compensation package was increased to reflect the change in his responsibilities from those of the chief financial officer of a Trane business unit to those of the chief financial officer of a standalone public company. Our Chief Financial Officer’s compensation package now consists of a base salary of $350,000, an annual incentive plan award of 40% of his new base salary, or $140,000, and a long-term cash incentive plan target award of 40% of his new base salary, or $140,000. These changes in cash compensation placed our Chief Financial Officer below the 50th percentile of similarly situated executives, based upon the market survey referred to above.

Peer Group

After the Spin-off, our CNG Committee asked its consultant, Mercer, to recommend a peer group that reflects both our size and unique nature. The CNG Committee asked Mercer to consider companies with similar revenues, product mixes, market value to revenue ratios and total enterprise value, European-based companies or companies with a strong presence in Europe and companies that compete directly with us for executive talent. In December 2007, Mercer recommended and the CNG Committee adopted the following compensation peer group:

Valeo	Polaris Industries Inc.
GKN plc	Accuride Corporation
Autoliv, Inc.	Sogefi S.p.A.
Tomkins plc	Haldex Aktiebolag
Rockwell Automation, Inc.	Brembo S.p.A.
Tenneco Inc.	Harman International Industries, Incorporated
BorgWarner Inc.	Cooper Tire & Rubber Company
Modine Manufacturing Company	NV Bekaert SA
Sauer-Danfross Inc.

The peer group comprises 17 companies reflecting both U.S. publicly traded and European publicly traded companies, as well as some private companies, that operate in the same sector and compete with us for executive talent and have executive positions similar in breadth, complexity and global responsibility. In fixing the revenue, market value and enterprise value ranges, Mercer used ranges that spanned from approximately one-third of our most recent revenue, market value and enterprise value to three times our most recent revenue, market value and enterprise value.

The CNG Committee will review the peer group annually and adjust it as appropriate.

From this peer group, Mercer conducted a survey of compensation information from publicly available information (for those entities that are publicly traded) and from proprietary source material purchased from third party vendors (for those entities that are not publicly traded) and compared the compensation of our executive officers against the compensation paid to similarly situated executive officers at such peer companies. The surveys compared base salary, target bonus (both in actual and percentage of base salary terms), total annual compensation, long term incentive compensation and total compensation. None of the compensation paid to our named executive officers in 2007 was based upon this peer group, but the CNG Committee has referred to this peer group as one factor to assist it in determining the types and levels of compensation for executive officers during 2008.

Role of Management in the Compensation Process

Our Chief Executive Officer works with our Senior Vice President—Human Resources to determine recommendations to make to the CNG Committee with respect to the compensation of other executive officers, including base salary levels, target annual incentive awards, target long-term incentive awards, benefits and perquisites. Our Chief Executive Officer may attend meetings of the CNG Committee to present his views with respect to the appropriate levels of compensation for his executive officer team, but he does not attend CNG Committee meetings where his own compensation is discussed.

The CNG Committee and the independent members of the Board are responsible for reviewing and approving the Chief Executive Officer’s compensation. Because the Chief Executive Officer’s compensation is tied almost exclusively to the company’s performance, the CNG Committee and the independent members of the Board base their decisions with respect to the Chief Executive Officer’s compensation on the company’s performance against the financial and non-financial goals established during the prior year under the company’s annual incentive and long-term incentive plans. With respect to his 2007 AIP and LTIP awards, discussed below under “Variable Cash Compensation,” the Chief Executive Officer presented the results of the company’s performance against these goals to the entire Board, but was not present when the independent members of the Board (which included the CNG Committee) considered and approved his awards. Under our governance documents, our independent board members are required to approve all compensatory programs, awards or payouts relating to our Chief Executive Officer, upon recommendations from the CNG Committee.

Our human resources department provides compensation related information to Mercer relating to our executive officers that Mercer uses to provide its market competitiveness analyses and recommendations as to executive compensation program design.

The CNG Committee has delegated authority to our Chief Executive Officer and our Senior Vice President—Human Resources, acting jointly, to approve the compensation of any employee who is not an executive officer, including off-cycle equity grants to newly hired or promoted non-executive officers.

Components of Executive Compensation

Base Salary

As discussed above under “Increases to Our Chief Executive Officer and Chief Financial Officer’s Cash Compensation in Connection with Spin-Off,” the base salary of each of our Chief Executive Officer and Chief Financial Officer was established by the Trane MDC Committee. The base salaries of our other named executive officers were established by Trane prior to the Spin-off and were not adjusted in connection with the Spin-off. Where appropriate, our CNG Committee will consider base salary adjustments in response to market data from our peer group, retention concerns and to reward superior performance. In February 2008, our CNG Committee approved an increase in base salary for Mr. Varty, our Vice President—Compression and Braking, from $233,000 to $303,000. This increase was designed to bring Mr. Varty’s base salary closer to the 50th percentile for similarly situated executives in our peer group, as well as to bring his salary up to a level that was more appropriate in relation to the base salaries of our other named executive officers.

Variable Cash Compensation

Currently we offer a cash-based annual incentive program (“AIP”) and a cash-based three-year long-term incentive program (“LTIP”) for our executive officers, including our named executive officers. Awards under both the AIP and the LTIP are issued under the Omnibus Incentive Plan. The CNG Committee seeks to establish performance goals for the new AIP and LTIP performance periods at its first or second calendar meeting each year.

Annual Incentive Plan (“AIP”)

Each year, our CNG Committee will establish an annual incentive program for our executive officers, including our named executive officers, and key managers based upon achievement of financial, strategic, and individual performance goals. Each year an operating plan is established that sets goals for overall corporate performance with specific financial and non-financial measures. AIP awards are expected to target the 50th percentile of our peer group. The actual payment under an AIP award may be above the 50th percentile in years of strong performance against objectives or below the 50th percentile or zero, depending on the actual level of performance achieved.

Fiscal Year 2007 Annual Incentive Plan

In January 2007, the Trane MDC Committee determined the maximum amounts payable to executive officers of Trane, including Jacques Esculier, for AIP awards for the 2007 performance year by establishing a pool equal to 1.75% of 2007 Trane segment income with 20% of the pool allocated to the Trane Chief Executive Officer and the remainder allocated evenly among the other executive officers. The AIP pool established by the formula described above was not necessarily an expectation of awards that would be paid. It represented the maximum amount that the Trane MDC Committee could approve as performance based compensation in accordance with Section 162(m) of the U.S. Internal Revenue Code. The Trane MDC Committee generally exercises its discretion to pay less than the maximum amount after considering the factors in the management plan described below. At its first meeting in July 2007, the CNG Committee approved the adjustment of the AIP pool to include 1.75% of segment income for Trane through July 2007 and 0.5% of WABCO EBIT for the period of August-December 2007. Achievement of Trane segment income of $753,700,000 for the seven-month period ending July 31, 2007 and 0.5%, or $112,400,000, of WABCO EBIT for the period of August-December 2007, created a maximum AIP award of $1,734,422 for WABCO’s Chief Executive Officer.

The Trane MDC Committee also administered an annual incentive program for key managers based on achievement of financial, non-financial and individual performance goals. The performance goals established by the Trane MDC Committee included financial goals of sales growth, gross profit margin, management net income and free cash flow and non-financial goals related to six sigma, materials management, safety, talent development and strategic initiatives. Free cash flow refers to net cash provided by operating activities less any amounts attributable to the purchase of property, plant, equipment and computer software and the proceeds from the disposal of property. Management net income refers to an internal net income measure used by Trane in which Trane’s overall taxes and interest expenses are allocated to the individual business units based on a preset formula. Payouts under this program are based on the level of goal achievement multiplied by the participant’s annual target bonus percentage. Annual target bonus percentages under this program are established for each participant as a percentage of base salary, and in the case of Messrs. Esculier, Michel and Figueroa such percentages are stipulated by their respective employment agreements.

The performance for 2007 against the stated objectives was calculated taking into account full year results for WABCO. Our Omnibus Incentive Plan authorizes the CNG Committee to revise stated objectives in response to extraordinary events not contemplated at the time the annual incentive plan was adopted. At its meeting in December 2007, the CNG Committee agreed that it would be appropriate to revise the actual 2007 financial results achieved by WABCO in order to account for the effect and impacts of WABCO’s separation from Trane. As a result, the CNG Committee agreed to revised financial results that reflected the elimination of certain expenses and charges related solely to WABCO’s separation from Trane in order to reflect comparable 2007 WABCO results with the original planned targets. Thus, for purposes of determining annual incentive payouts, the CNG Committee determined that the company had achieved 112.3% of its adjusted sales growth goal, 33.7% of its adjusted gross profit margin growth goal, 200.0% of its adjusted management net income growth goal, and 145.9% of its adjusted free cash flow growth goal.

Measuring achievement of the non-financial goals included in the 2007 AIP is in the discretion of the CNG Committee and, unlike the financial goals, the company is not required to achieve specific levels of performance in all or any of the goal categories in order to qualify for payout under the plan. The CNG Committee reviewed the company’s results against the non-financial performance goals stated above, and although the company did not meet its stated objectives in 2007 in respect to materials management and safety, the CNG Committee determined that the company’s achievement in the other non-financial goal categories and its achievement of a successful separation from Trane warranted a performance score of 150% of its non-financial goals for the year. As a result, the company’s aggregate performance score for the 2007 AIP (assuming a 70% weighting for the financial performance goals) was approximately 130%, and the target awards for each named executive officer were adjusted upward by this percentage.

In determining Mr. Esculier’s AIP award of $480,000, Mr. Michel’s AIP award of $208,164, Mr. Figueroa’s AIP award of $244,898, Mr. Varty’s AIP award of $144,115 and Dr. Wiehen’s AIP award of $68,906, the CNG Committee also considered each executive’s individual performance. Under the AIP guidelines, each executive is graded on a scale of 1 to 5. Each score corresponds to a percentage range that is then applied to the executive’s target award, as adjusted by the company’s performance score, as discussed immediately above. A poor individual performance score can result in no further adjustment, and a high individual performance score can result in the executive’s adjusted target award being further adjusted an additional 200%. Mr. Esculier presented the individual performance scores for each of the other named executive officers to the CNG Committee for their approval. For Messrs. Figueroa and Michel, the award amounts include an extra 15.3% as required under Belgian law with respect to vacation pay.

With respect to Mr. Esculier’s AIP award, the CNG Committee considered his ability to lead the company following its Spin-off from Trane to its current position as an independent public company and noted the fact that the company was able to retain all of its executive talent after the Spin-off. For his 2007 AIP award, the CNG Committee met with the Chairman of the Board and the other independent members of the Board and, as a group, they determined that Mr. Esculier’s individual performance merited an additional 15% upward adjustment to his AIP award.

Long-Term Incentives

Pursuant to the Omnibus Incentive Plan, the CNG Committee has authority to establish cash-based long-term incentive programs for our executive officers, including our named executive officers. The performance period is traditionally three years, and performance goals will generally include three to four of the following measures: sales, gross revenues, gross margins, earnings per share, internal rate of return, return on equity, return on capital, net income (before or after taxes), management net income, operating income, operating income before interest expense and taxes, cash flow and free cash flow. Our named executive officers continue to participate in long-term incentive programs that were adopted by Trane and that had, by their original terms, performance periods that extended past the effective date of the Spin-off. In 2008, our CNG Committee approved a long-term incentive program designed to promote both the achievement of long-term performance goals as well as retention by linking our executive officers wealth more closely to the performance of our stock price. It is anticipated that, under the program, approximately 70% of the value of any executive officer’s long-term incentive compensation will be comprised of annual equity awards split evenly between stock option awards and restricted stock units, both of which will vest ratably over a three year period. The remaining 30% of the value of an executive officer’s long-term incentive compensation will be comprised of the executive’s target cash LTIP award, the attainment of which will be tied to the achievement of certain financial and non-financial goals over a three-year performance period.

2005-2007 Cash Long-Term Incentive Program

Our Chief Executive Officer participated in the Trane 2005-2007 cash LTIP, which was based upon the performance of Trane against certain financial and strategic goals. At its meeting on February 5, 2005, the Trane MDC Committee determined the maximum amounts payable to officers of Trane (which, at that time, included Jacques Esculier) in respect of LTIP awards for the 2005-2007 performance period by establishing a pool equal to 2.0% of 2007 Trane segment income with 20% of the pool allocated to the Trane Chief Executive Officer and the remainder allocated evenly among the other executive officers. The LTIP pool established by the formula described above was not necessarily an expectation of awards that would be paid. It represented the maximum amount that the Trane MDC Committee could approve as performance based compensation in accordance with Section 162(m) of the U.S. Internal Revenue Code. At its first meeting in July 2007, our CNG Committee approved an adjustment of the LTIP pool to include 2.0% of segment income for Trane through July 2007 and 0.5% of WABCO EBIT for the period of August-December 2007. Achievement of Trane segment income of $753,700,000 for the seven-month period ending July 31, 2007 and 0.5%, or $112,400,000, of WABCO EBIT for the period of August-December 2007, created a maximum LTIP award of $1,901,911 for WABCO’s Chief Executive Officer. Our Chief Executive Officer’s target cash LTIP award is fixed by the terms of his employment contract. See “Increases to Our Chief Executive Officer and Chief Financial Officer’s Cash Compensation in Connection with the Spin-off” above.

For 2005-2007, the Trane MDC Committee also administered a long-term incentive program for non-officer executive participants. WABCO’s named executive officers, excluding the Chief Executive Officer, participated in this plan. The financial goals used by Trane in the 2005-2007 LTIP related to sales growth, earnings per share and free cash flow. A goal with respect to strategic initiatives was also established. Each of these four goals was weighted equally in determining payouts under the LTIP. Payouts are based on the level of goal achievement multiplied by LTIP targets. LTIP targets are established for each participant as a percentage of base salary and in the case of Messrs. Esculier, Michel and Figueroa such percentages are stipulated by their respective employment agreements. See “Increases to Our Chief Executive Officer and Chief Financial Officer’s Cash Compensation in Connection with the Spin-off” above. None of the other named executive officers have contractually guaranteed LTIP target award percentages. Financial performance results are expressed as the actual percentage growth over the three-year period versus plan percentage growth over the three-year period. The Trane MDC Committee had the discretion to adjust actual performance results for major events that were not included in the plan. At a meeting on February 6, 2008, the Trane MDC Committee certified the results for the performance period. The Trane MDC Committee calculated performance against the stated objectives by taking into account the full performance period results for Trane and WABCO, but excluded the last three months of 2007 from the results of the Bath and Kitchen business that was sold by Trane. Thus, for purposes of determining LTIP payouts, 2005-2007 results were $11.8 billion of sales, $3.24 of earnings per share and $647 million of free cash flow against goals of $10.3 to $11.0 billion for sales, $3.03 to $3.37 for earnings per share, and $636 million to $673 million for free cash flow. In addition, the Trane MDC Committee determined that Trane had achieved 125% of its strategic goals for the performance period. Assuming equal weighting for each of these four categories, the Trane MDC Committee determined that Trane had achieved 108.1% of its target goals and approved payouts at this percentage.

In using negative discretion to determine actual LTIP payments to the Chief Executive Officer, within the maximum payouts established under the pool for the 2005-2007 performance period, our CNG Committee took into consideration performance against the goals established for the non-officer LTIP.

Based upon these certified results, our CNG Committee, on February 22, 2008, approved the following awards to our named executive officers under the 2005-2007 LTIP: Mr. Esculier ($398,919), Mr. Michel ($81,281), Mr. Figueroa ($100,048), Mr. Varty ($71,732), Dr. Wiehen ($216,850). While our CNG Committee does have discretion to adjust payout percentages up or down by 25%, it chose not to exercise its discretion. Since the base salaries and cash LTIP target percentages for both Mr. Esculier and Mr. Michel were modified during the performance period, their post-Spin-off base salaries and cash LTIP target percentages were applied to the last five months of the performance period to arrive at their final cash LTIP target percentages. For Messrs. Figueroa and Michel, the award amounts include an extra 15.3% as required by Belgian law with respect to vacation pay.

Equity-Based Long-Term Incentives

In 2007, our named executive officers received two separate grants of equity awards. The first award was granted in February 2007 by Trane as part of its long-term equity incentive program and consisted of stock options that vest ratably over the three years from the date of grant. The second award was granted as part of the Founders’ Grants made in connection with the Spin-off on August 1, 2007 and consisted of a combination of stock options and restricted stock units, both of which will vest ratably over the three years from the date of grant. See “Founders’ Grant” below and the Grants of Plan-Based Awards table.

Conversion of Outstanding Trane Equity into WABCO Equity

Each of our named executive officers used to be an employee of Trane and previously received Trane equity incentive awards. In connection with the Spin-off, and in accordance with the requirements of the Trane equity plans under which these awards were made, Trane’s MDC Committee approved equitable adjustments with respect to stock options and restricted stock units relating to Trane common stock held by our named executive officers. These equitable adjustments were intended to preserve the economic value of the awards.

With respect to stock options granted prior to 2007 (other than incentive stock options), all such options were adjusted into two separate options, one relating to WABCO common stock and one relating to Trane common stock. Such adjustment was made so that immediately following the Spin-off (i) the number of shares relating to the WABCO option would be equal to the number of shares of WABCO common stock that the option holder would have received in the Spin-off had the Trane options represented outstanding shares of Trane common stock and (ii) the per share option exercise price of the original Trane stock option was proportionally allocated between the two types of stock options based upon the relative per share trading prices of the WABCO and Trane common stock immediately following the Spin-off. The WABCO stock options issued as part of this adjustment and the remaining Trane options continue to be subject to their existing terms and conditions, including vesting schedules. Further, for purposes of vesting and the post-termination exercise periods applicable to such stock options, Trane’s MDC Committee determined that continued employment with WABCO will be viewed as continued employment with the issuer of the options.

Grants of stock options with respect to Trane common stock that were made to our named executive officers in 2007 prior to the Spin-off were equitably adjusted so as to relate solely to the common stock of WABCO. The WABCO stock options issued as part of this adjustment continue to be subject to their existing terms and conditions, including vesting schedules. Trane’s MDC Committee determined that it was equitable to adjust these options into options which relate solely to WABCO shares due to the fact that, in the case of stock options granted in 2007, the options were granted at a time when the Spin-off had already been announced.

Grants of restricted stock units based upon Trane’s common stock were equitably adjusted (in accordance with the requirements of the Trane plan under which the award was made) into restricted stock units based upon

WABCO’s common stock. The number of shares of WABCO stock subject to the converted restricted stock unit was adjusted so that the value of the WABCO stock subject to the award immediately following the Spin-off was equal to the value of the shares of Trane common stock subject to the original restricted stock unit immediately prior to the Spin-off.

Founders’ Grant

We made a special equity award, referred to as the Founders’ Grant, to approximately 210 employees, including our named executive officers, and the Chairman of our Board, effective on the date of the Spin-off. We believe the Founders’ Grant served to foster an ownership culture and immediately align the interests of our employees and shareholders, as well as to serve as a retention tool for key management talent. Fifty percent of the award was in the form of stock options and fifty percent was in the form of restricted stock units. Generally, these equity awards will vest, subject to continued employment with the company, in three annual increments on each of the first three anniversaries of the date of grant. The grant date fair value of the equity awards given to our named executive officers in the Founders’ Grant can be found in the footnotes to the Grants of Plan-Based Awards table below.

Retirement Benefits

We have established a tax qualified 401(k) plan, in which all of our U.S. employees, including Messrs. Esculier and Varty are eligible to participate. In addition, all employees whose eligible compensation exceeds limits imposed by the U.S. Internal Revenue Code participate in Supplemental Savings Plan. Under the Supplemental Savings Plan, the company credits 3% on eligible compensation between the tax code limits and $250,000 plus a matching contribution of up to 6% on all eligible compensation in excess of the tax code limits, based upon the employee’s contribution election to the tax qualified 401(k) plan. For Mr. Esculier, we credit 3% on all eligible compensation in excess of the tax code limits.

Messrs. Michel and Figueroa participate in a Belgian tax-qualified defined contribution plan and Dr. Wiehen participates in a German defined benefit pension plan. These plans are mandatory for all employees in the Belgian and German subsidiaries where Messrs. Michel, Figueroa and Wiehen perform their duties.

Perquisites

We provide perquisites that we believe are reasonable, competitive with our peer group and consistent with our overall compensation philosophy. In January 2008, the CNG Committee and our independent board members approved changes to our perquisite compensation that include reimbursement for financial planning for our named executive officers and increased life insurance benefits for certain of our executive officers, including our named executive officers.

Payments upon Severance or Change of Control

We have entered into employment agreements with our Chief Executive Officer and our Chief Financial Officer under which they will be provided with certain severance benefits if their employment is terminated by us without cause or if they terminate their employment for good reason. We believe that severance payments to these officers are appropriate in these circumstances and that the amount of the severance benefits is reasonable and necessary to attract and retain superior executive talent. An estimate of the amount of severance benefits that each named executive officer would receive upon a termination of employment is included in “Executive Compensation—Potential Post-Employment Payments—Severance Benefits” below.

We also provide certain payments or other benefits to our executive officers, including our named executive officers, in the event of a change of control in order to allow them to act in the best interests of shareholders without the distraction of potential negative repercussions of a change of control on their own position with the company. Severance benefits payable in connection with a change of control are triggered only in the event of both a change of control and a named executive officer’s or other participant’s loss of job or resignation on account of material diminution in terms and conditions of employment. Under our Omnibus Plan, in the event of a change of control, any outstanding stock options will become immediately exercisable and may be cashed out at the discretion of the CNG Committee. The restricted period shall lapse as to any outstanding restricted stock or restricted units, unless the CNG Committee determines prior to the change of control that any stock option, restricted share or restricted unit will be replaced or otherwise honored by the new employer on terms that do not adversely affect the participants. In addition, all performance periods for annual incentive and long-term incentive awards will end and pay out at target on a prorated basis. We believe that it is appropriate to treat holders of equity awards, including stock options, like shareholders in the event of a change of control, since the change of control may change the direction of the company in a way that could materially alter their award opportunities.

Tax Considerations That Impact Executive Compensation Decisions

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation in excess of $1,000,000 per year paid to the chief executive officer or other employee who is a named executive officer for the taxable year by reason of being among the three highest compensated officers for the taxable year (other than the chief executive officer or chief financial officer). Certain compensation, including “performance-based compensation,” may qualify for an exemption from the deduction limit if it satisfies various technical requirements under Section 162(m). Our CNG Committee views the tax deductibility of executive compensation as one factor to be considered in the context of its overall compensation philosophy. The CNG Committee reviews each material element of compensation on a continuing basis and takes steps to assure deductibility if that can be accomplished without sacrificing flexibility and other important elements of the overall executive compensation program.

Expatriate Policy

We maintain an expatriate policy under which employees who are asked to relocate from their home country in connection with their work assignments are reimbursed for certain costs and expenses associated with relocating to, and living in, another country. Currently, all of our named executive officers are receiving benefits under our expatriate policy since each of them has relocated to Belgium in connection with their service to WABCO except for Dr. Wiehen, whose assignment in Belgium ended in June 30, 2007. We believe that these types of benefits are customary for employees who accept foreign assignments. The level of benefits that we provide under the expatriate policy, such as the cost-of-living adjustment and the housing differentials, are determined based upon the advice provided to the company by outside consultants. We do not provide any special benefits to our named executive officers under this policy that our other expatriate employees are not eligible to receive.

Under our relocation policy, each employee who undertakes an expatriate assignment is entitled to benefits such as: reimbursement of costs associated with relocating, including travel, shipping and storage arrangements and language training; assistance with selling the employee’s home in his or her home country; reimbursement of temporary living expenses; the provision of housing and utility allowances, including maintenance and security fees, cost-of-living adjustments, tax preparation services, tax equalization payments (so that the employee is in the same tax position he or she would have been had he or she remained in his or her home country), an automobile allowance, education assistance for the employee’s children (through high school), home leave and, ultimately, assistance with repatriation back to the employee’s home country. See the footnotes to the Summary Compensation Table below for greater detail on the types of benefits and amounts provided to our named executive officers in 2007.

EXECUTIVE COMPENSATION

Summary Compensation Table

Set forth below is information concerning the compensation for 2007 of the company’s Chief Executive Officer, Chief Financial Officer and three most highly-compensated other executive officers (collectively, the “named executive officers”). The information included in the tables below generally reflects compensation earned by the named executive officers for services rendered to Trane and its subsidiaries from January 1, 2007 to July 31, 2007 and for services rendered to WABCO and its subsidiaries from August 1, 2007 to December 31, 2007. Certain amounts shown in the tables below for Messrs. Esculier, Varty, Figueroa, Wiehen and Michel were paid in Euros and converted into U.S. dollars at the average conversion rate of U.S. dollars to Euros during the period January 1, 2007 to December 31, 2007, even if the amounts were paid after December 31, 2007. The average conversion rate is one Euro equals $1.37. This is also the convention that we used to convert Euros to U.S. dollars in the audited financial statements we included with our annual report on Form 10-K for the fiscal year ended December 31, 2007.

Name & Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)		Stock Awards ($)(2) (e)	Option Awards ($)(3) (f)	Non-Equity Incentive Plan Compensation ($)(4) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5) (h)	All Other Compensation ($)(6) (i)	Total ($) (j)

Jacques Esculier	2007	$483,333	$103,000	(1)	$154,299	$967,214	$878,919	$87,110	$557,167	$3,231,042
Chief Executive Officer and Director
Jean-Christophe Figueroa	2007	$370,585	—		$19,070	$122,837	$344,946	$—	$208,889	$1,066,327
Vice President, Vehicle Dynamics & Controls
Ulrich Michel	2007	$288,750	—		$19,070	$102,076	$289,446	$—	$354,586	$1,054,028
Senior Vice President, Chief Financial Officer
Nikhil M. Varty	2007	$227,633	—		$14,496	$153,956	$215,847	$12,777	$428,124	$1,052,834
Vice President, Compression & Braking
Dr. Christian Wiehen	2007	$292,312	—		—	$44,903	$285,756	$—	$33,445	$656,416
Vice President, Product Development

(1)	This represents the amount paid by Trane on behalf of Mr. Esculier under a deferred compensation bonus arrangement. Trane entered into this arrangement with Mr. Esculier in 2003 in connection with his overseas assignment. Under this arrangement, Mr. Esculier was eligible for a one-time completion bonus at the end of his overseas assignment with Trane equal to 5% of his base salary as in effect each year during his assignment.

(2)	Amounts set forth in this column represent the compensation expense recognized by WABCO for financial statement reporting purposes in 2007 in accordance with FAS 123R with respect to restricted stock units granted to the named executive officers in 2007. The fair value of the awards was determined using the valuation methodology and assumptions set forth in Note 5 (“Capital Stock”) of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007. In accordance with SEC rules, estimates of forfeitures related to service-based conditions have been disregarded.

(3)	Amounts set forth in this column represent the compensation expense recognized by WABCO for financial statement reporting purposes in 2007 in accordance with FAS 123R with respect to stock options granted to the named executive officers by WABCO, as well as compensation expense recognized for stock options granted in prior years that continue to be expensed under FAS 123R. The fair value of the awards was determined using the valuation methodology and assumptions set forth in Note 5 (“Capital Stock”) of the Notes to Consolidated Financial Statements included in our annual report on Form 10-K for the fiscal year ended December 31, 2007. In accordance with SEC rules, estimates of forfeitures related to service-based conditions have been disregarded.

(4)

Amounts included in this column represent the cash amounts paid in respect of (a) annual performance-based cash bonuses made under the WABCO annual incentive plan (“AIP”) for the 2007 annual performance period and (b) long-term performance-based cash bonuses made under the WABCO long-term incentive plan (“LTIP”) for the performance period beginning on January 1, 2005 and ending on December 31, 2007. Both the AIP and the LTIP began as Trane incentive programs, but were adopted by our CNG Committee in connection with the Spin-off. See “Compensation Discussion and Analysis—Components of Executive Compensation—Variable Cash Compensation” and “—Long Term Incentives” above. For Messrs. Figueroa and Michel, the amounts also include an extra 15.3% as required under Belgian law with respect to vacation pay. For Messrs. Esculier and Michel, due to the base salary and target AIP and LTIP increases they received in connection with the Spin-off, the AIP and LTIP award amounts paid to them were prorated based upon the base salary and target percentage before the Spin-off (seven out of 12 months) and the base salary and target percentages after the Spin-off (five out of 12 months). The following table shows a break down of these amounts:

Names	Annual Incentive Payment for 2007	Long-Term Incentive Payment for 2005-2007 Performance Period
Jacques Esculier	$480,000	$398,919
Jean-Christophe Figueroa	$244,898	$100,048
Ulrich Michel	$208,164	$81,281
Nikhil M. Varty	$144,115	$71,732
Dr. Christian Wiehen	$68,906	$216,850

(5)	The amounts shown in this column are attributable to a change in pension value under the Trane Pension Plan (with respect to Mr. Esculier ($8,079) and Varty ($12,777)), and the Trane Executive Supplemental Retirement Benefit Program (with respect to Mr. Esculier ($79,031)). Dr. Wiehen participated in the WABCO Germany Pension Plan; however, the value of his pension account decreased during 2007 by $37,900. Amounts associated with the Trane plans only represent amounts with respect to the period beginning on January 1, 2007 and ending on July 31, 2007 (the date of our Spin-off), but have been credited with interest through December 31, 2007. Messrs. Esculier and Varty participated in these plans as employees of Trane. The Trane plans were not assumed by WABCO in the Spin-off. For more information on the amounts related to the change in pension value in 2007, see the Pension Benefits table below.

(6)	The following table provides information regarding the compensation disclosed in the All Other Compensation column. This information includes identification and quantification of each perquisite and personal benefit received by each named executive officer, regardless of amount.

Names (a)	Premiums for Term Life Insurance (b)	Defined Contribution Plan Contributions (c) (1)	Health Care Reimbursements (d)	Tax Allowance (e) (2)	Perquisites and Other Personal Benefits (f)		Total (g)

Jacques Esculier	$1,069	$13,767	$6,108	$279,895	$256,329	(3)	$557,168
Jean-Christophe Figueroa	$15,071	$35,566	$2,809	$0	$155,443	(4)	$208,889
Ulrich Michel	$6,482	$35,180	$16,338	$169,495	$127,091	(5)	$354,586
Nikhil M. Varty	$340	$14,021	$0	$228,224	$185,540	(6)	$428,154
Dr. Christian Wiehen	$533	$0	$0	$0	$32,911	(7)	$33,445

(1)	Includes employer basic and matching contributions to defined contribution plans in which the named executive officer participates. Dr. Wiehen did not participate in a defined contribution plan.

(2)	Tax allowances are provided to individuals on expatriate assignments to make their assignments effectively tax and cost neutral to them. Under these arrangements, Trane and WABCO paid on behalf of Messrs. Esculier, Michel and Varty certain foreign taxes in respect of services rendered during 2005, but as to which the amount payable was not due or determinable until 2007. Trane and WABCO also provided Messrs. Esculier and Varty with tax gross-up payments of $119,936 and $6,609, respectively, in respect of 2007 services which were included in the amounts shown in this table.

(3)	Mr. Esculier relocated from Singapore in 2003, where he was on international assignment with his previous employer and was eligible to receive expatriate benefits. In 2007, Trane and WABCO provided Mr. Esculier with the following expatriate benefits: (i) an auto lease for use of a car in Belgium ($27,489); (ii) reimbursement for relocation costs ($5,430); (iii) a cost-of-living allowance ($99,128); (iv) bank and tax fees ($698); (v) tuition reimbursement related to his children’s education ($45,553); and (v) a housing differential payment associated with the increased housing costs incurred on his assignment ($73,507, including utilities). WABCO also provides Mr. Esculier with a corporate country club membership ($3,849 in dues paid in 2007) and an executive health exam ($675).

(4)	Mr. Figueroa, a French-Mexican national, relocated from France to Belgium in 2005 and is eligible to receive expatriate benefits. In 2007, Trane and WABCO provided Mr. Figueroa with the following benefits: (i) an auto lease for use of a car in Belgium ($21,419); (ii) home leave ($15,758); (iii) a gross housing payment associated with the increased housing costs incurred on his assignment ($108,312); and (iv) tuition reimbursement related to his children’s education ($9,953).

(5)	Mr. Michel relocated from his home country of Germany in 2003 and is eligible to receive expatriate benefits. In 2007, Trane and WABCO provided Mr. Michel with the following expatriate benefits: (i) an auto lease for use of a car in Belgium ($19,065); (ii) a cost-of-living allowance ($71,298), and (iii) a housing differential payment associated with the increased housing costs incurred on his assignment ($27,822).

(6)	Mr. Varty relocated from his home country of the United States in 2001 and is eligible to receive expatriate benefits. In 2007, Trane and WABCO provided Mr. Varty with the following expatriate benefits: (i) an auto lease for use of a car in Belgium ($20,194); (ii) a cost of living allowance ($38,840); (iii) bank and tax fees ($698); (iv) a housing differential payment associated with the increased housing costs incurred on his assignment ($53,294); (iv) tuition reimbursement related to his children’s education ($70,171) and (v) a transition allowance to compensate him for a loss in benefits due to the company adopting a new international mobility policy ($2,342).

(7)	During the first six months of 2007, Dr. Wiehen relocated from his home country of Germany and was eligible to receive expatriate benefits during this period. He returned to his home country on July 1, 2007. In 2007, Trane provided Dr. Wiehen with the following expatriate benefits: (i) a housing differential payment associated with the increased housing costs incurred on his assignment ($10,275); and (ii) an auto lease for use of a car in Belgium ($22,636).

Grants of Plan-Based Awards

The following table sets forth information about awards granted to our named executive officers in 2007. The awards listed in the table below include non-equity incentive plan awards granted by Trane in 2007 that were assumed by WABCO after the Spin-off, equity awards granted by Trane in 2007 prior to the Spin-off that were equitably adjusted into WABCO awards in connection with the Spin-off and equity awards (“Founders’ Grants”) made by WABCO at the time of the Spin-off. The table does not show equity awards granted by Trane prior to 2007 which were converted into WABCO equity awards in connection with the Spin-off. See “Conversion of Outstanding Trane Equity into WABCO Equity” in the Compensation Discussion and Analysis section for additional information on the adjustments made to Trane equity awards in the Spin-off.

Names (a)	Grant Date (b)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards					All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4) (f)	Exercise or Base Price of Option Awards ($/Sh) (g)	Market Price on Grant Date ($/ Sh)(5) (h)	Grant Date Fair Value of Stock and Option Awards ($)(6) (i)
		Threshold ($) (c)	Target ($) (d)		Maximum ($) (e)
Jacques Esculier	2/5/2007	$0	$260,000	(1)	$520,000	(1)
	8/1/2007	$0	$400,000	(1)	$800,000	(1)
	2/5/2007	$0	$340,000	(2)	$680,000	(2)
	8/1/2007	$0	$600,000	(2)	$1,200,000	(2)
	2/5/2007							84,277	$46.87		$1,083,755
	8/1/2007							30,022	$48.64	$49.00	$435,400
	8/1/2007							50,947	$48.64	$49.00	$738,869
	8/1/2007						8,481				$412,516
	8/1/2007						14,392				$700,027

Jean-Christophe Figueroa	2/5/2007	$0	$129,705	(1)	$259,410	(1)
	2/5/2007	$0	$111,176	(2)	$256,415	(2)
	2/5/2007							13,484	$46.87		$173,393
	8/1/2007							10,008	$48.64	$49.00	$145,143
	8/1/2007						2,827				$137,505

Ulrich Michel	2/5/2007	$0	$73,590	(1)	$147,180	(1)
	8/1/2007	$0	$140,000	(1)	$280,000	(1)
	2/5/2007	$0	$73,590	(2)	$147,180	(2)
	8/1/2007	$0	$140,000	(2)	$280,000	(2)
	2/5/2007							8,989	$46.87		$115,591
	8/1/2007							10,008	$48.64	$49.00	$145,143
	8/1/2007						2,827				$137,505

Nikhil M. Varty	2/5/2007	$0	$81,515	(1)	$163,030	(1)
	2/5/2007	$0	$69,870	(2)	$139,740	(2)
	2/5/2007							13,484	$46.87		$173,393
	8/1/2007							7,606	$48.64	$49.00	$110,308
	8/1/2007						2,149				$104,527

Dr. Christian Wiehen	2/5/2007	$0	$131,540	(1)	$263,081	(1)
	2/5/2007	$0	$204,618	(2)	$409,237	(2)
	2/5/2007							3,371	$46.87		$43,349

(1)	These awards related to annual incentive awards granted to our named executive officers under the Trane Omnibus Plan and assumed by us in the Spin-off. As indicated in “Compensation Discussion and Analysis,” Messrs. Esculier and Michel received base salary and AIP target increases at the time of the Spin-off. The actual amounts that were paid in respect of these awards for 2007 are listed in the Summary Compensation Table above under the column entitled “Non-Equity Incentive Plan Compensation.”

(2)

These awards were granted by Trane and were assumed by us in the Spin-off. The awards relate to a three-year performance period, beginning on January 1, 2007 and ending on December 31, 2009. Each award was granted under the long-term incentive program for officers and key employees of Trane and becomes payable, if at all, subject to each named executive officer’s continued employment during such period (except in the case of death or disability) and the achievement of pre-established performance objectives. The objectives were initially established by the Trane MDC Committee. Messrs. Esculier and Michel received base salary and LTIP target increase at the time of the Spin-off. Our CNG Committee will certify whether the performance goals are met at the end of the performance period. Under the terms of the Trane long-term incentive program, each named executive officer could earn up to a maximum of 200% of his base salary, if the performance goals for the period are exceeded. The maximum level of award listed above is the maximum amount permitted to be paid in respect of such award under the terms of such award.

(3)	Grants of restricted stock units were made to the named executive officers under the WABCO Omnibus Plan. These grants will become vested, generally subject to the named executive officer’s continued employment with the company or a subsidiary, in three equal installments on the first three anniversaries of the grant date. The restricted stock units will also become vested in connection with a change in control of WABCO.

(4)	Option grants were made pursuant to the terms of the Trane Omnibus Plan before the Spin-off (and were equitably adjusted in connection with the Spin-off) and the WABCO Omnibus Plan after the Spin-off. Each grant will become vested and exercisable, generally subject to the named executive officer’s continued employment with the company or a subsidiary, in three equal installments on the first three anniversaries of the date the option is granted. The option may also become exercisable (and could be settled for cash) in connection with the occurrence of a change of control.

(5)	The stock option grants made under the WABCO Omnibus Plan have an exercise price equal to the fair market value of WABCO Holdings Inc. common stock on the date of grant. For purposes of that plan, fair market value is defined as the average of the high and low trading prices of a share of the company’s common stock on the date the option is granted. This is a common method to determine fair market value for the purposes of such awards, and is an accepted method of establishing such value for federal income tax purposes. Under the rules required by the Securities and Exchange Commission, if the exercise price is less than the closing price of the company’s common stock on the date of grant (and for several of the grants listed in the above table, the closing price was $0.36 higher than the average), the above table must include the market price on grant date column to show the closing price on the date of grant.

(6)	Represents the grant date fair value of each option and restricted unit grant, determined in accordance with FAS 123R.

Executive Agreements

Jacques Esculier. Mr. Esculier’s employment agreement provides for an annual base salary of $600,000, an annual incentive target of 67% of base salary ($400,000) and a long-term cash incentive target of 100% of base salary ($600,000). Mr. Esculier is on overseas assignment pursuant to an expatriate agreement with us. Under the expatriate agreement, Mr. Esculier receives various allowances intended to make the foreign assignment financially neutral to him, including a housing allowance, a goods and services allowance, a tax allowance, tuition reimbursement for his children and a company car, as further described in the Summary Compensation Table above.

Jean-Christophe Figueroa. Mr. Figueroa’s employment agreement provides for an annual base salary of $370,585 (€270,500), an annual incentive target of 35% of base salary (approximately $129,705) and a long-term cash incentive target of 30% of base salary ($111,176). Under his employment agreement, Mr. Figueroa is entitled to receive cost of living and housing differentials to cover the difference in the cost of living between France, his home country, and Belgium, where he is currently assigned.

Ulrich Michel. Mr. Michel’s employment agreement provides for an annual base salary of $350,000, an annual incentive target of 40% of base salary ($140,000) and a long-term cash incentive target of 40% of base salary ($140,000). Under his employment agreement with our Belgian subsidiary, Mr. Michel is entitled to receive various allowances, including a housing allowance, a goods and services allowance, a tax allowance and a company car as further described in the Summary Compensation Table above. He is also reimbursed for the cost of participation in private health and dental insurance programs in Germany, subject to the company’s right to modify the terms and conditions of such policies.

Nikhil M. Varty. Mr. Varty receives an annual base salary of $303,000, an annual incentive target of 35% of base salary (approximately $106,050) and a long-term cash incentive target of 30% of base salary ($90,900). Mr. Varty is on overseas assignment pursuant to an expatriate agreement with us. Under the expatriate agreement, Mr. Varty receives various allowances intended to make the foreign assignment financially neutral to him, including a housing allowance, a goods and services allowance, a tax allowance, tuition reimbursement for his children and a company car, as further described in the Summary Compensation Table above.

Dr. Christian Wiehen. Dr. Wiehen receives an annual base salary of $292,312 (€213,366), an annual incentive target of 45% of base salary ($131,540) and a long-term cash incentive target of 70% of base salary ($204,618). Under his employment agreement with our a Belgian subsidiary, Dr. Wiehen received cost of living and housing differentials to cover the difference in the cost of living between his home country of Germany and Belgium, where he was assigned until June 30, 2007.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information on outstanding equity awards held by our named executive officers on December 31, 2007. Awards in the table are awards with respect to both Trane and WABCO common stock as identified below. These awards were adjusted in the Spin-off and the adjusted numbers are reflected below.

Names (a)	Option Awards(1)						Stock Awards
	Number of Securities Underlying Unexercised Options - Exercisable (#) (b)		Number of Securities Underlying Unexercised Options - Unexercisable (#) (c)		Option Exercise Price ($) (d)	Option Expiration Date (e)	Number of Shares or Units of Stock - Unvested (#) (f)		Market Value of Shares or Units of Stock That Have Not Vested ($) (g)(9)

Jacques Esculier	0	(1)	30,022	(4)	$48.64	08/01/2017
	0	(1)	50,947	(4)	$48.64	08/01/2017
	0	(1)	84,277	(5)	$46.87	02/05/2017
	8,333	(1)	16,667	(6)	$32.38	02/01/2016
	15,555	(1)	7,778	(7)	$38.06	02/02/2015
	13,333	(1)	0		$29.52	12/04/2013
	25,000	(2)	50,000	(6)	$26.08	02/01/2016
	46,666	(2)	23,334	(7)	$30.66	02/02/2015
	40,000	(2)	0		$23.79	12/04/2013
							8,481	(3)	$424,813
							14,392	(3)	$720,895

Jean-Christophe Figueroa	0	(1)	10,008	(4)	$48.64	08/01/2017
	0	(1)	13,484	(5)	$46.87	02/05/2007
	1,333	(1)	2,667	(6)	$32.38	02/01/2016
	1,110	(1)	556	(8)	$37.84	05/17/2015
	4,000	(2)	8,000	(6)	$26.08	02/01/2016
	3,332	(2)	1,668	(8)	$30.48	05/17/2015
							2,827	(3)	$141,604
Ulrich Michel	0	(1)	10,008	(4)	$48.64	08/01/2017
	0	(1)	8,989	(5)	$46.87	02/05/2017
	888	(1)	1,778	(6)	$32.38	02/01/2016
	1,333	(1)	667	(7)	$38.06	02/02/2015
	1,200	(1)	0		$30.76	02/04/2014
	1,500	(1)	0		$20.11	03/03/2013
	2,666	(2)	5,334	(6)	$26.08	02/01/2016
	4,000	(2)	2,000	(7)	$30.66	02/02/2015
	3,600	(2)	0		$24.78	02/04/2014
	4,500	(2)	0		$16.20	03/03/2013
							2,827	(3)	$141,604

Nikhil M. Varty	0	(1)	7,606	(4)	$48.64	08/01/2017
	0	(1)	13,484	(5)	$46.87	02/05/2017
	1,333	(1)	2,667	(6)	$32.38	02/01/2016
	3,000	(1)	1,500	(7)	$38.06	02/02/2015
	2,166	(1)	0		$30.76	02/04/2014
	4,000	(1)	8,000	(6)	$26.08	02/01/2016
	9,000	(2)	4,500	(7)	$30.66	02/02/2015
							2,149	(3)	$107,643

Names (a)	Option Awards(1)						Stock Awards
	Number of Securities Underlying Unexercised Options - Exercisable (#) (b)		Number of Securities Underlying Unexercised Options - Unexercisable (#) (c)		Option Exercise Price ($) (d)	Option Expiration Date (e)	Number of Share Units of stock - Unvested (#) (f)	Market Value of Shares of Stock that have not vested ($) (g)(9)

Dr. Christian Wiehen	0	(1)	3,371	(5)	$33.15	02/05/2017
	592	(1)	1,186	(6)	$32.38	02/01/2016
	962	(1)	482	(7)	$38.06	02/02/2015
	1,778	(2)	3,556	(6)	$26.08	02/01/2016
	2,889	(2)	1,445	(7)	$30.66	02/02/2015

(1)	Reflects grants of options to acquire WABCO common stock.

(2)	Reflects grants of options to acquire Trane common stock.

(3)	Reflects grants of restricted stock units related to WABCO common stock. These units vest at the rate of 33.3% per year, with vesting dates of 8/1/08, 8/1/09 and 8/1/10.

(4)	Stock options vest at the rate of 33.3% per year, with vesting dates of 8/1/08, 8/1/09 and 8/1/10.

(5)	Stock options vest at the rate of 33.3% per year, with vesting dates of 2/5/08, 2/5/09 and 2/5/10.

(6)	Stock options vest at the rate of 33.3% per year, with vesting dates of 2/1/07, 2/1/08 and 2/1/09.

(7)	Stock options vest at the rate of 33.3% per year, with vesting dates of 2/2/06, 2/2/07 and 2/2/08.

(8)	Stock options vest at the rate of 33.3% per year, with vesting dates of 5/17/06, 5/17/07, and 5/17/08.

(9)	The values in this column are based on the closing price of a share of our common stock on December 31, 2007, $50.09.

Option Exercises and Stock Vested

The following table sets forth information about options to purchase Trane common stock that were exercised by our named executive officers in 2007. None of the named executive officers exercised any options to purchase WABCO common stock in 2007. No restricted stock units vested in 2007.

	Option Awards
Names (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)(1)
Jacques Esculier	50,000	$1,145,509
Jean-Christophe Figueroa	—	—
Ulrich Michel	—	—
Nikhil M. Varty	22,400	$641,098
Dr. Christian Wiehen	16,333	$203,541

(1)	The value set forth in the table was determined in each case based on the closing price of the stock on the day that the option was exercised, minus the exercise price of such option.

Pension Benefits

The following table sets forth information about the pension plans in which our named executive officers participated during 2007. Benefits under pension plans sponsored by Trane have been calculated as of July 31, 2007, the date of the Spin-off, and have been credited with interest through December 31, 2007, as further described below.

Names (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit ($) (d)	Payments During Last Fiscal Year ($) (e)

Jacques Esculier	Pension (Cash Balance) Plan(1)	5.5	$28,029	$—
	Executive Supplemental Retirement Benefit Program (SERP)(2)	5.5	$219,745	$—
Jean-Christophe Figueroa	—	—	—	—
Ulrich Michel	—	—	—	—
Nikhil M. Varty	Pension (Cash Balance) Plan(1)	6.5	$29,841	$—
Dr. Christian Wiehen	WABCO Germany Pension Plan(3)	20.0	$667,700	$—

(1)	Messrs. Esculier and Varty participated in the Trane Pension Plan (referred to above as the “Pension (Cash Balance) Plan”) as employees of Trane and, as of December 31, 2007, both maintained account balances under this plan. This plan provides a benefit that is based upon certain pay credits to a participant’s notional account and notional earnings credits on the amounts (including prior earnings credits) credited to that notional account, and they may receive distribution of their vested account balance at any age following termination of their employment with Trane. Messrs. Esculier’s and Varty’s benefits under the plan are fully vested. To determine the present values shown above, which were calculated as of July 31, 2007, we assumed that Messrs. Esculier and Varty would receive a distribution of their account balances at age 65. Accordingly, we also assumed that Messrs. Esculier’s and Varty’s estimated account balances at July 31, 2007 would be credited annually, until age 65, with the same interest-crediting rate assumed in financial accounting projections as of the end of 2007 (4.50%).

For purposes of determining the incremental benefit accrued by Messrs. Esculier and Varty under the Pension (Cash Balance) Plan in 2007 (with respect to the period beginning on January 1, 2007 and ending on December 31, 2007) (which is included in the Summary Compensation Table set forth above), we also assumed that their estimated account balances at December 31, 2007 would have been credited annually, until age 65, with the same interest crediting rate assumed in financial accounting projections as of the end of 2006 (4.75%). The differences in these assumed rates of earnings resulted in an increase in the present value of such benefits at December 31, 2007 in addition to the effect of Messrs. Esculier’s and Varty’s additional service in 2007 (with respect to the period beginning on January 1, 2007 and ending on July 31, 2007). In each case—that is, as of December 31, 2006 and July 31, 2007—we also discounted the amount of the projected age 65 account balance (as increased by the assumed notional earnings as described above) by the discount rate used in the Trane financial statements for purposes of determining the company’s liabilities in respect of its U.S. defined benefit plans for the same period (6.00% for 2006 and 2007).

(2)	The benefit paid to Mr. Esculier in January 2008 under the Trane Executive Supplemental Retirement Benefit Program (“SERP”) was initially determined as a life annuity payable commencing at age 55 (the required commencement date under the SERP for participants who terminate prior to that age), and was reduced to take into account certain other compensation and benefits that are made available in respect of his services with Trane, as well as a portion of his projected Social Security benefits. The present values shown above were calculated based on Mr. Esculier’s accrued benefit through July 31, 2007, but payable as of January 1, 2008. To convert a life annuity into a lump sum payable at age 55, we have used the mortality tables and lump sum conversion rate in effect as of July 31, 2007 (3.90%) as prescribed by the plan for this purpose. The lump sum so determined is then reduced by the value of his ESOP account. The value of his ESOP account at age 55 is equal to the value of his ESOP account at December 31, 2007.

Finally, since the lump sum is determined as of age 55, it must also be discounted from age 55 to December 31, 2007 using the discount rate used in Trane’s financial statements for purposes of determining its liabilities in respect of its defined benefit plans for the same period (5.75%). For purposes of determining the incremental benefit accrued by Mr. Esculier under the SERP in 2007 (with respect to the period beginning on January 1, 2007 and ending on December 31, 2007) (which is included in the Summary Compensation Table set forth above), the value as of December 31, 2006 was initially determined as a life annuity payable commencing at age 65, and was reduced to take into account certain other compensation and benefits that are made available in respect of his services with Trane, as well as a portion of his projected Social Security benefits. The present value was calculated based on Mr. Esculier’s accrued benefit through December 31, 2006. To convert a life annuity into a lump sum payable at age 65, we have used the mortality tables as prescribed by the plan for this purpose and the lump sum discount rate used in developing financial statement information for the SERP (4.00% in 2006). The lump sum so determined is then reduced by the value of his ESOP account. The value of his ESOP account at age 65 is assumed to be equal to the value of his ESOP account at December 31, 2006. The age 65 benefit was then reduced by the discount rate used in the Trane Inc. financial statements for purposes of determining the company’s liabilities under the SERP for the same period (5.75%). The difference between the amounts determined as of December 31, 2007 and December 31, 2006 equal the value of the benefit earned under the plan for the year.

(3)	The WABCO Germany Pension Plan provides a benefit based on final monthly earnings and service as of the date of retirement or termination of service. For Mr. Wiehen, the formula is 0.67% of final monthly earnings (FME) up to the German social security contribution ceiling plus 2.0% of FME above the ceiling times years of service (maximum of 30 years). Benefits are payable as a life annuity with no actuarial reduction for a 60% survivor annuity if married at retirement, Mr. Wiehen is fully vested in his account under this plan. Normal retirement is age 65 and benefits may be payable as early as age 60 subject to reductions for early retirement. In accordance with German law, benefit payments are revalued every three years for cost-of-living adjustments. The assumed annual cost-of-living adjustment was 2.0% as of December 31, 2007.

The assumptions used to develop the accrued benefits and increase in present value of accrued benefits are the same that were used in the WABCO’s financial statements for purposes of determining its liabilities with respect to its German defined benefit plans except that commencement of benefits was assumed to be at age 65. Due to the increase in discount rates during 2007, the present value of Mr. Wiehen’s accrued benefit decreased during 2007. The discount rate (as used in WABCO’s financial statements) increase from 4.5% as of December 31, 2006 to 5.75% as of December 31, 2007.

Nonqualified Deferred Compensation

The following table sets forth information about deferred compensation benefits accrued by our named executive officers in 2007. Benefits under the deferred compensation plan sponsored by Trane have been calculated as of July 31, 2007.

Names (a)	Executive Contributions in Last FY ($) (b)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY ($)(1) (d)	Aggregate Withdrawals / Distributions ($) (e)	Aggregate Balance at Last FYE ($)(2) (f)
Jacques Esculier	—	—	$587	—	$1,932
Jean-Christophe Figueroa	—	—	$—	—	$—
Ulrich Michel	—	—	$—	—	$—
Nikhil M. Varty	—	—	$6,604	—	$21,739
Dr. Christian Wiehen	—	—	$—	—	$—

(1)	The amount shown represents the appreciation in value on notional shares and dividend equivalents credited to Messrs. Esculier and Varty under the Trane Supplemental Savings Plan with respect to the period beginning on January 1, 2007 and ending on July 31, 2007.

(2)	Represents the balances in the Trane Supplemental Savings Plan account as of July 31, 2007.

Other Retirement Plans

The company’s tax qualified 401(k) plan, in which Messrs. Esculier and Varty participate, includes a basic contribution equal to 3% of eligible compensation plus a matching contribution of up to 6% of eligible compensation.

In addition, all employees whose eligible compensation exceeds limits imposed by Section 401(a)(17) of the Internal Revenue Code (“IRS Limits”) participate in the company’s Supplemental Savings Plan. Under the Supplemental Savings Plan, we credit 3% on eligible compensation between the IRS Limits and $250,000 plus a matching contribution of up to 6% on eligible compensation in excess of the IRS Limits. For Mr. Esculier, we credit a basic contribution of 3% on all eligible compensation in excess of the IRS Limits and an additional 6% matching contribution, based on Mr. Esculier’s contribution election to the tax-qualified 401(k) plan. There were no contributions under this plan during 2007.

Under the Supplemental Savings Plan, the CNG Committee has the discretion to determine that certain executive officers and other executives are eligible for a transitional benefit to compensate them for the shortfall between their projected pension benefit under a previous employer’s pension plans and the sum of their accrued benefit under the previous employer’s plans and their projected benefits under the company’s retirement plans. Such transition benefits can be paid in the form of additional credits equal to a percentage of the executive’s Supplemental Savings Plan eligible compensation in such amounts and for such period of time as the CNG Committee determines is appropriate under the circumstances in accordance with plan provisions.

Messrs. Michel and Figueroa participate in a Belgian tax-qualified defined contribution plan under which the company contributes 3% of base pay up to the Belgian social security covered pay limit plus 9% of base pay on pay above the Belgian social security covered pay limit, and 9% of target annual incentive bonus.

Severance and Change in Control Arrangements

Under their employment arrangements, Messrs. Esculier and Michel are entitled to severance payments in the event their employment is involuntarily terminated by us without cause or they terminate their employment with us for good reason (as defined below). Mr. Esculier will be paid a lump sum amount equal to two times his annual base salary at the time of termination, plus two times his then current annual incentive target award. Mr. Michel will be paid a lump sum amount equal to one and one half times his annual base salary at the time of termination, plus one and one half times his then current annual incentive target award. In addition, group life and group medical coverage will be continued for up to 18 months (24 months, in the case of Mr. Esculier) following termination and reimbursement of financial planning services of up to $5,000 will be provided if such expenses are submitted within one year of termination of employment. Payment of some or all of these amounts may be delayed for six months following a participant’s termination, or the period over which welfare benefits are provided may be shortened, to the extent required to avoid subjecting the participant to additional taxes or accelerated income recognition under Section 409A of the Internal Revenue Code. These contractual severance benefits will be offset by any statutory entitlements to which any of the named executive officers may become entitled under applicable law. The terms “good reason” and “cause” as referenced herein have the same meaning as in the Change of Control Severance Plan described below. These severance payments and benefits will not be payable in the event Messrs. Esculier and Michel are entitled to benefits under the Change of Control Severance Plan in connection with their termination of employment. Under his current employment agreement, Mr. Figueroa is entitled to a severance payment equal to the greater of one year’s base pay or a payment determined under the formula prescribed by statute in Belgium (which is based on age, service and level of remuneration) in the event his employment is involuntarily terminated other than for Cause (as defined in his agreement).

Potential Post-Employment Payments

Severance Benefits

The table set forth below illustrates the amount of severance benefits and the value of continued welfare benefits that would have been payable to each of our named executive officers if his employment had been terminated by the company without cause or if such officer had terminated his employment for good reason under the agreements described above on December 31, 2007 and assuming that such terminations occurred prior to the occurrence of a change of control. The actual amounts payable in the event that any such named executive officer does incur a qualifying termination will likely be different from the amounts shown above, depending on such named executive officer’s then current compensation at the date of termination.

Names (a)	Cash Severance Benefit (b) (1)	Value of Continued Welfare Benefits and Financial Planning Reimbursement (c) (2)	Total Value of Termination Benefits Payable (d)
Jacques Esculier	$2,000,000	$16,555	$2,016,555
Jean-Christophe Figueroa(3)	$370,585	$—	$370,585
Ulrich Michel	$735,000	$40,266	$775,266
Nikhil M. Varty	$—	$—	$—
Dr. Christian Wiehen	$—	$—	$—

(1)	Column (b) reflects, for Mr. Esculier, two times annual base salary as of December 31, 2007, plus two times the annual incentive plan target as of December 31, 2007, and for Mr. Michel, 1.5 times annual base salary as of December 31, 2007, plus 1.5 times the annual incentive plan target as of December 31, 2007 and for Mr. Figueroa column (b) reflects one year of his annual base salary.

(2)	Column (c) reflects, for Mr. Esculier, the estimated value of company provided group life and group medical coverage for two years and reimbursement of financial planning services of up to $5,000 for one year, and for Mr. Michel, the estimated value of company provided group life and group medical coverage for 18 months and reimbursement of financial planning services of up to $5,000 for one year.

(3)	Mr. Figueroa’s employment agreement provides that he will be entitled to receive the greater of one year’s base salary or the amount determined under a formula prescribed by statute in Belgium known as “Claeys Formula,” which is based on age, seniority, and level of remuneration at the time of termination. Any amount payable under such formula will ultimately be determined by a court and may exceed the amount payable under his employment agreement. We have assumed an amount equal to one year’s base salary in the table.

A group of approximately 20 key executives of the company, including all the named executive officers, participate in the WABCO Change of Control Severance Plan. Under the Change of Control Severance Plan, participants are entitled to severance benefits in the event their employment is involuntarily terminated by us (or any successor to us) without cause or they terminate their employment for good reason, in each case, within 24 months after the occurrence of a change of control of the company. Under these circumstances, Mr. Esculier would be paid a lump sum amount equal to two times his annual base salary at the time of termination, plus two times his then current annual incentive target award. Mr. Michel would be paid a lump sum amount equal to one and one half times his annual base salary at the time of termination, plus one and one half times his then current annual incentive target award. Other executive participants, including Messrs. Varty, Figueroa and Wiehen, would be paid a lump sum amount equal to one times their respective annual base salary at the time of termination or departure, plus one times then current annual incentive target award. In addition, group life and group medical coverage will be continued for up to 24 months for Mr. Esculier, 18 months for Mr. Michel and 12 months for other executive participants, including Messrs. Varty, Figueroa and Wiehen, following the individual’s termination and reimbursement of financial planning services of up to $5,000 will be provided if such expenses are submitted within one year of the executive’s termination of employment. Payment of some or all of these amounts may be delayed for six months following the termination of an officer’s employment, or the period over which welfare benefits are provided to the executives may be shortened, to the extent required to avoid subjecting the executive to additional taxes or accelerated income recognition under Section 409A of the Internal Revenue Code. These contractual severance benefits will be offset by any statutory entitlements to which any of the executives, including the named executive officers, may become entitled under applicable law.

Benefits under the Change of Control Severance Plan are generally capped at the amount necessary to prevent the benefits from resulting in the imposition of an excise tax under the regulations of the U.S. Internal Revenue Code, unless the recipient would receive a larger net benefit on uncapped benefits after the imposition of the excise tax.

For purposes of the entitlement to severance benefits under the Change of Control Severance Plan, cause means a participant’s (1) willful and continued failure substantially to perform his duties with the company or any subsidiary after a demand for substantial performance is made identifying the manner in which it is believed that such participant has not substantially performed his or her duties and such participant is provided a period of thirty (30) days to cure such failure, (2) conviction of, or plea of nolo contendere to, a felony, or (3) the willful engaging by such participant in gross misconduct materially and demonstrably injurious to the company or any subsidiary or to the trustworthiness or effectiveness of the participant in the performance of his duties. Under the Change of Control Severance Plan, good reason is defined to mean the occurrence of any of the following events, without the written consent of the participant, so long as the participant actually terminates employment within 90 days of the occurrence of such event:

1.	an adverse change in the participant’s position or status as an executive or a material diminution in the participant’s duties, authority, responsibilities or status;

2.	relocation of the participant’s principal place of employment to a location more than 30 miles away from the participant’s prior principal place of employment;

3.	a reduction in the participant’s base salary;

4.	the taking of any action by the company or a subsidiary (including the elimination of a plan without providing substitutes therefor or the reduction of such participant’s award thereunder) that would substantially diminish the aggregate projected value of such participant’s award opportunities under the incentive plans in which he or she was participating at the time of the taking of such action; or

5.	the taking of any action that would substantially diminish the aggregate value of the benefits provided to the participant under the medical, health, accident, disability, life insurance, thrift and retirement plans in which he or she was participating at the time of the taking of such action (unless resulting from a general change in benefits applicable to all similarly situated employees of the company and its affiliates).

However, a participant may not terminate his or her employment for good reason on account of any of the events or actions described in items 3, 4 and 5 above, if such event or action is part of a cost savings program and any adverse consequences for the executive of such events or action applies proportionately to all similarly situated executives.

Under the Omnibus Incentive Plan, in the event of a change of control of the company (as defined in the manner described below), any outstanding stock options or stock appreciation rights will become immediately exercisable and may be cashed out at the discretion of the CNG Committee, and the restricted period shall lapse as to any outstanding restricted stock or restricted units. Subject in the case of certain stock options to limitations required to comply with conditions imposed under federal income tax laws, any cash out will occur using a change of control settlement value that is based on the highest price of the stock prevailing during the 60-day trading period immediately preceding the occurrence of the event that gives rise to a change in control. Notwithstanding the foregoing, no acceleration of exercisability, vesting or cash settlement will occur if the CNG Committee determines, prior to the change of control, that any stock option, stock appreciation right, restricted share or restricted unit will be replaced or otherwise honored by the new employer. Upon a change of control, all performance periods for annual incentive and long-term incentive awards shall end, and awards shall become payable at target levels, prorated for the portion of the performance period completed prior to the change of control. Under the Omnibus Incentive Plan, any participant whose employment is terminated other than for cause on or after the date of the company’s shareholders approve a change of control, but before the change of control occurs, will receive the same benefits as though he or she remained employed until the change of control.

Change of Control Benefits

The table set forth below illustrates the amount that would be payable for each of the named executive officers under the Change of Control Severance Plan and the Omnibus Incentive Plan in the event that a change of control occurred on December 31, 2007 and a qualifying termination occurred on or within twenty-four months after a change of control. The amounts listed in the table below are only estimates of the amounts that would have been payable in the event that a change of control had occurred on December 31, 2007, based on the assumptions described in this section. The actual amounts payable in the event that a change of control does occur will be more or less than the amounts shown below, depending on the actual terms and conditions of any such event and the facts and circumstances actually prevailing at the time of such event. Thus, the actual amount payable in the event of a change of control could be significantly greater or less than the estimated amounts shown in the above table.

Names (a)	Total Value of Termination Benefits Payable (b) (1)	Total Value of Equity Acceleration (c) (2)	Other Incremental Benefits Payable (d) (3)	Total Value of Benefits Payable Due to a Change of Control (e) (4)
Jacques Esculier	$2,016,555	$6,745,041	$1,224,583	$9,986,179
Jean-Christophe Figueroa	$518,170	$676,953	$304,137	$1,499,260
Ulrich Michel	$775,266	$876,782	$317,700	$1,969,748
Nikhil M. Varty	$314,755	$879,359	$206,207	$1,400,321
Dr. Christian Wiehen	$424,386	$318,243	$535,540	$1,278,169

(1)	For the purposes of this table, base salary as of December 31, 2007 was used for all the named executive officers.

For Mr. Esculier, this amount reflects two times annual base salary as of December 31, 2007, plus two times the annual incentive plan target as of December 31, 2007, and the estimated value of company provided group life and group medical coverage for 2 years and reimbursement of financial planning services up to $5,000 for one year.

For Mr. Michel, this amount reflects 1.5 times annual base salary as of December 31, 2007, plus 1.5 times the annual incentive plan target as of December 31, 2007, and the estimated value of company provided group life and group medical coverage for 18 months and reimbursement of financial planning services up to $5,000 for one year.

For Messrs. Varty, Figueroa and Wiehen, this amount reflects 1.0 times annual base salary as of December 31, 2007, plus 1.0 times the annual incentive plan target as of December 31, 2007 and the estimated value of company provided group life and group medical coverage for 12 months.

(2)

Column (c) of the above table represents an estimate of the incremental value related to a change of control cash-out of any exercisable options to purchase WABCO common stock and the acceleration and cash-out value of any unexercisable WABCO equity awards outstanding on December 31, 2007 under the Omnibus Incentive Plan. The number of exercisable and unexercisable equity awards are represented in the “Number of Securities Underlying Unexercised Options—(#) Exercisable” and “Number of Securities Underlying Unexercised Options—(#) Unexercisable” columns, respectively, of the Outstanding Equity Awards at Fiscal Year-End table. To the extent relevant, amounts in the above table were calculated assuming that the price paid for the company’s common stock in connection with the assumed change of control was $50.09, which was the closing price of a share of company stock on December 31, 2007. The amount in the above table with respect to the “Total Value of Equity Acceleration” includes, in the case of options, the amount that would be payable in respect of such options were each to be cashed out in accordance with the terms of the Omnibus Incentive Plan determined by using the change of control value described above minus the applicable exercise price of the option.

(3)	Column (d) represents an estimate of the pro-rata target awards under all in progress performance cycles for AIP and LTIP awards as of December 31, 2007.

For Mr. Esculier, these amounts represent $400,000, $369,028, $294,444, and $161,111 for the 2007 AIP, 2005-2007, 2007-2008 (WABCO) and 2007-2009 (WABCO) long-term incentive plan performance cycles, respectively.

For Mr. Figueroa, these amounts represent $129,705, $80,241, $57,402, and $36,789 for the 2007 AIP, 2005-2007, 2007-2008 (WABCO) and 2007-2009 (WABCO) long-term incentive plan performance cycles, respectively.

For Mr. Michel, these amounts represent $140,000, $63,341, $74,588, and $39,771 for the 2007 AIP, 2005-2007, 2007-2008 (WABCO) and 2007-2009 (WABCO) long-term incentive plan performance cycles, respectively.

For Mr. Varty, these amounts represent $81,515, $66,357, $35,572 and $22,763 for the 2007 AIP, 2005-2007, 2007-2008 (WABCO) and 2007-2009 (WABCO) long-term incentive plan performance cycles, respectively.

For Dr. Wiehen, these amounts represent $131,540, $200,602, $135,193 and $68,205 for the 2007 AIP, 2005-2007, 2007-2008 (WABCO) and 2007-2009 (WABCO) long-term incentive plan performance cycles, respectively.

(4)	Estimates assume that no benefits will be capped as a result of the imposition of an excise tax under the “golden parachutes” tax rules.

For purposes of the Change of Control Severance Plan and the Omnibus Plan, a “Change of Control” is defined to include the occurrence of any of the following events: (i) a person (other than WABCO, any of its subsidiaries or any employee benefit plan maintained by WABCO or any of its subsidiaries) is or becomes the beneficial owner, directly or indirectly, of securities of the company representing 20% or more of the combined voting power of WABCO’s then-outstanding securities (or 25% to the extent that, prior to meeting the 20% threshold, the non-management members of our Board unanimously adopt a resolution consenting to such acquisition by such beneficial owners); (ii) during any consecutive 24-month period, individuals who at the beginning of such period constitute our Board, together with those individuals who first become directors during such period (other than by reason of an agreement with WABCO or our Board in settlement of a proxy contest for the election of directors) and whose election or nomination for election to our Board was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the board; (iii) the consummation of any merger, consolidation, recapitalization or reorganization involving WABCO, other than any such transaction immediately following which the persons who were the beneficial owners of the outstanding voting securities of WABCO immediately prior to such transaction are the beneficial owners of at least 55% of the total voting power represented by the voting securities of the entity surviving such transaction or the ultimate parent of such entity in substantially the same relative proportions as their ownership of WABCO’s voting securities immediately prior to such transaction; provided that, such continuity of ownership (and preservation of relative voting power) shall be deemed to be satisfied if the failure to meet such threshold (or to preserve such relative voting power) is due solely to the acquisition of voting securities by an employee benefit plan of WABCO, such surviving entity, any subsidiary or any subsidiary of such surviving entity; (iv) the sale of substantially all of the assets of WABCO to any person other than any subsidiary or any entity in which the beneficial owners of the outstanding voting securities of WABCO immediately prior to such sale are the beneficial owners of at least 55% of the total voting power represented by the voting securities of such entity or the ultimate parent of such entity in substantially the same relative proportions as their ownership of WABCO’s voting securities immediately prior to such transaction; or (v) the shareholders of WABCO approve a plan of complete liquidation or dissolution of WABCO.

EQUITY COMPENSATION PLANS

The following table sets forth certain information regarding WABCO’s equity compensation plans as of December 31, 2007:

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants, Rights and RSUs		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)
Equity compensation plans approved by security holders	4,771,126	(1)	$30.65	4,268,122	(2)
Equity compensation plans not approved by security holders	—	(3)		99,820	(3)

Total	4,771,126			4,367,942

(1)	Includes options to purchase 4,762,818 shares of company stock and 8,308 restricted shares granted under the Omnibus Plan which was approved by Trane, our sole shareholder, prior to our July 31, 2007 Spin-off. On February 22, 2008 there was an additional grant of 798,604 options and RSUs with a weighted average exercise price of $42.39.

(2)	As of December 31, 2007, there remained 4,268,122 shares available for issuance under the Omnibus Plan. In addition to options, warrants or rights, the Omnibus Plan also provides for not more than 1,000,000 awards that may be issued in the form of restricted stock or restricted units.

(3)	Includes 99,820 shares remaining available for issuance under the Deferred Compensation Plan based on the December 31, 2007 closing stock price of $50.09. The Board of Directors approved the issuance of WABCO common stock with an aggregate value of $5 million under this plan. There were no shares issued under the Deferred Compensation Plan in 2007. For information regarding the material terms of the Deferred Compensation Plan, please see the section entitled, “Director Compensation—Deferred Compensation Plan.”

COMMON STOCK OWNERSHIP OF OFFICERS, DIRECTORS

AND SIGNIFICANT SHAREHOLDERS

Ownership of Common Stock by Directors and Executive Officers

The following table sets forth, as of April 8, 2008, beneficial ownership of WABCO common shares by each executive officer named in the Summary Compensation Table in this proxy statement, each director, and by all directors and executive officers as a group. Unless otherwise indicated, each beneficial owner had sole voting and investment power with respect to the common stock held.

Name of Beneficial Owner	Shares Beneficially Owned		Options Exercisable Within 60 Days		Total	Percentage of Class
James F. Hardymon	7,618	(1)	2,399		10,017	*
Jacques Esculier	908		81,424		82,332	*
G. Peter D’Aloia	1,024	(1)	250,358	(2)	251,382	*
John F. Fiedler	1,090	(1)	0		1,090	*
Jean-Christophe Figueroa	0		10,494		10,494	*
Juergen W. Gromer	1,024	(1)	0		1,024	*
Kenneth J. Martin	1,024	(1)	0		1,024	*
Ulrich Michel	0		9,472		9,472	*
Donald J. Stebbins	1,090	(1)	393	(2)	1,483	*
Michael T. Smith	1,024	(1)	0		1,024	*
Nikhil M. Varty	1,089		13,826		14,915	*
Dr. Christian Wiehen	0		3,752		3,752	*
All current directors and executive officers of the company as a group (12) persons	15,891		372,118		388,009	*

*	Less than one percent

(1)	The number of shares shown for directors in the table above includes shares allocated to their accounts in the Outside Directors Trust established by the company for the non-management directors. Under the Outside Directors Trust, a trust account holds shares of common stock for each participating non-management director. The shares are voted by the trustee of the trust on behalf of each participating director in accordance with the director’s instructions. The trust shares do not vest to direct ownership while the director is in office. Shares held under this plan are as follows: Mr. Hardymon, 2,047; Mr. D’Aloia, 1,024; Mr. Fiedler, 1,090; Dr. Gromer, 1,024; Mr. Martin, 1,024; Mr. Smith, 1,024 and Mr. Stebbins, 1090.

(2)	Also includes deferred shares allocated under the company’s Deferred Compensation Plan as follows: Mr. D’Aloia, 358 shares, and Mr. Stebbins, 393 shares. The director participants in the Deferred Compensation Plan will not have voting or dispositive power over these shares until they terminate service to the company. See “Director Compensation—Deferred Compensation Plan,” above.

Ownership of Common Stock by Certain Significant Shareholders

As of April 8, 2008, unless otherwise indicated below, the following are beneficial owners of more than five percent of our outstanding common stock:

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Class
FMR LLC(1) 82 Devonshire Street Boston, MA 02109	5,294,523	8.01%
Neuberger Berman Inc.(2) 605 Third Avenue New York, NY 10158	5,293,223	8.01%
T. Rowe Price Associates, Inc.(3) 100 E. Pratt Street Baltimore, MD 21202	7,513,323	11.36%

(1)	In a Schedule 13G filed on February 14, 2008, FMR LLC (“FMR”) and Edward C. Johnson 3d. reported that, as of December 31, 2007, FMR and Mr. Johnson were deemed, pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended, to hold sole dispositive power with respect to the 5,294,523 reported in the table above, but sole voting power with respect to only 977,217 of such shares, by virtue of their control of Fidelity Management & Research Company (“FM&R”), which serves as a registered investment advisor to a group of investment companies. Per Exhibit A attached to the Schedule 13G, FM&R, a wholly owned subsidiary of FMR LLC, located at 82 Devonshire Street, Boston, MA 02109, is the beneficial owner of 5,292,311, as of that same date. The Schedule 13G states that Mr. Johnson and various family members, through their ownership of FM&R voting common stock and the execution of a shareholders’ voting agreement, may be deemed to form a controlling group with respect to FM&R.

(2)	In a Schedule 13G filed on February 12, 2008, Neuberger Berman Inc. reported that, as of December 31, 2007, it was deemed, pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended, to hold sole voting power with respect to 3,179,108 of the shares reported in the table above, but sole voting power with respect to 0 of such shares, by virtue of the fact that it is the parent holding company of a group of investment companies, including Neuberger Berman, LLC and Neuberger Berman Management Inc. In the same amended Schedule 13-G, Neuberger Berman, LLC, 605 Third Avenue, New York, NY 10158, separately reported that it held, as of December 31, 2007, sole dispositive power over 0 of the shares reported in the table above, and sole voting power with respect to 3,179,108 of the shares reported in the table above, by virtue of its role as the investment manager for various institutional accounts held in such investment companies.

(3)	In an amended Schedule 13G filed on February 12, 2008, T. Rowe Price Associates, Inc. reported that, as of December 31, 2007, it was deemed, pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended, to hold sole dispositive power with respect to the 7,513,323 reported in the table above, but sole voting power with respect to only 1,241,166 of such shares, by virtue of the fact that it is the parent holding company of a group of investment companies, including T. Rowe Price MID-CAP Growth Fund, Inc. In the same amended Schedule 13-G, T. Rowe Price MID-CAP Growth Fund, Inc., 100 E. Pratt Street, Baltimore, MD 21202, separately reported that it held, as of December 31, 2007, sole dispositive power over 0 of the shares reported in the table above, and sole voting power with respect to 3,500,000 of the shares reported in the table above, by virtue of its role as the investment manager for various institutional accounts held in such investment companies.

OTHER MATTERS

Shareholder Proposals for the 2009 Annual Meeting

Proposals for Inclusion in the Proxy Statement. Under the rules of the SEC, if a shareholder wants to include a proposal for consideration in our proxy statement and proxy card at our 2009 Annual Meeting of Shareholders, the proposal must be received at our executive offices located at One Centennial Avenue, Piscataway, New Jersey 08855 no later than February 27, 2009 and no earlier than January 28, 2007. The proposal should be sent to the attention of the Secretary of the company.

Proposals to be Offered at an Annual Meeting. Under our amended and restated by-laws, and as permitted by the rules of the SEC, certain procedures are provided which a shareholder must follow to nominate persons for election as directors or to introduce an item of business at an annual meeting if such matter is not intended to be considered for inclusion in the proxy statement. These procedures provide that nominations for director nominees and/or an item of business to be introduced at an annual meeting of shareholders must be submitted in writing by certified mail to the Secretary of the company at our executive offices located at One Centennial Avenue, Piscataway, New Jersey 08855. We must receive the notice of your intention to introduce a nomination or proposed item of business at our 2009 Annual Meeting no later than 90 days in advance of the anniversary of the 2008 Annual Meeting and no earlier than 120 days in advance of such date. In addition, nominations for a non-incumbent director must be accompanied by information concerning the proposed nominee, including such information as is required by the company’s amended and restated by-laws and the proxy rules under the SEC.

Director Nominations

The Board of Directors has delegated to the CNG Committee the responsibility of identifying, screening and recommending candidates to the Board. Potential candidates are interviewed by the Chairman and Chief Executive Officer and the Chair of the CNG Committee prior to their nomination, and may be interviewed by other directors and members of senior management. The CNG Committee then meets to consider and approve the final candidates, and either makes its recommendation to the Board to fill a vacancy, add an additional member, or recommends a slate of candidates to the Board for nomination for election to the Board. The selection process for candidates is intended to be flexible, and the CNG Committee, in the exercise of its discretion, may deviate from the selection process when particular circumstances warrant a different approach.

The CNG Committee will consider candidates proposed by shareholders to be director nominees. Shareholders wishing to nominate a director for consideration by the CNG Committee must provide the name of any recommended candidate for director, together with a brief biographical sketch, a document indicating the candidate’s willingness to serve, if elected, and evidence of the nominating shareholder’s ownership of company stock to the attention of the Secretary of the company at One Centennial Avenue, Piscataway, New Jersey 08855. Shareholders wishing to directly nominate a director should follow the company’s nominating process set forth above under the caption “Shareholder Proposals for the 2009 Annual Meeting” and more fully described in the company’s amended and restated by-laws. The CNG Committee’s policy is to evaluate director nominees proposed by shareholders in the same manner that all other director nominees are evaluated.

The company may, in the future, pay a third-party a fee to assist it in the process of identifying and/or evaluating director candidates.

Multiple Shareholders Sharing the Same Address

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, shareholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our annual report and proxy statement unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees. Shareholders who participate in householding will continue to receive separate proxy cards.

If you and other shareholders of record participate in householding and wish to receive a separate copy of the 2007 Annual Report or this proxy statement, or if you wish to receive separate copies of future annual reports and/or proxy statements, please contact our Investor Relations Department by telephone at 732-369-7477 or in writing at One Centennial Avenue, Piscataway, New Jersey 08855-6820.

If you and other shareholders of record with whom you share an address currently receive multiple copies of annual reports and/or proxy statements, or if you hold stock in more than one account and, in either case, you wish to receive only a single copy of the annual report or proxy statement for your household, please contact our Investor Relations Department at the telephone number or address above.

If you are a beneficial owner, you can request additional copies of the annual report and proxy statement or you may request householding information from your bank, broker or nominee.

Electronic Access to Proxy Statement and Annual Report

This proxy statement and the 2007 Annual Report are available on the company’s web site at www.wabco-auto.com. Instead of receiving paper copies of the annual report and proxy statement in the mail, shareholders can elect to receive an e-mail that will provide an electronic link to these documents. Choosing to receive your proxy materials online will save us the cost of producing and mailing documents to your home or business, and also will give you an electronic link to the proxy voting site.

Shareholders of Record. Shareholders of record can choose to receive materials electronically by following the instructions provided if voting over the Internet or by telephone. You can also choose between receiving electronic and paper copies by contacting our Investor Relations Department by telephone at 732-369-7477 or in writing at One Centennial Avenue, Piscataway, New Jersey 08855-6820.

If you choose to receive future proxy statements and annual reports over the Internet, you will receive an e-mail next year with instructions containing the Internet address of those materials and the electronic link to the proxy voting site. The election will remain in effect until you write or call the company’s Investor Relations Department and tell us otherwise.

Beneficial Shareholders. If you hold your shares in a brokerage account, you may also have the ability to receive copies of the annual report and proxy statement electronically. Please check the information provided in the proxy materials sent to you by your bank, broker or other holder of record regarding the availability of electronic delivery.

By order of the Board of Directors,

MALCOLM GILBERT

Secretary and Treasurer

April 18, 2008

Appendix A

WABCO Holdings Inc.

Definition of Director Independence

The following definition of “Director Independence” was adopted by the Board on July 27, 2007:

The New York Stock Exchange listing rules define “Independent Director” as a director who has no material relationship with the Company that may interfere with the exercise of the director’s independent judgment. To assist the Board in making determinations of director independence for all purposes, including under the securities laws and regulations applicable to the Company, the New York Stock Exchange listing rules and the Company’s Corporate Governance Guidelines, the Board hereby adopts the following standards:

1.	In general, the guiding principle of WABCO is that the only money or perquisites received, directly or indirectly, by independent directors or their immediate family members from the Company is the remuneration directly related to the director’s service as a director of the Company.

2.	Without limiting the foregoing, a director shall not qualify as “independent” if any of the following are true.

(i)	The director or an immediate family member is, or within the past three years was, an officer or employee of the Company.

(ii)	The director or an immediate family member is, or within the past three years has been, affiliated with or employed by the Company’s auditor or any other entity that, within the past three years, acted as the Company’s auditor.

(iii)	The director is, or within the past three years has been, part of an “interlocking directorate,” which means: (x) an officer of the Company serves or served on the compensation committee of another company that concurrently employs or employed the director or an immediate family member; (y) an officer of the Company served as a director of another company at the same time that one of the officers of the other company was on the Compensation, Nominating and Governance Committee of the Company; or (z) an officer of the Company serves or served on the compensation committee of another company at the same time that one of the officers of the other company serves or served on the Compensation, Nominating and Governance Committee of the Company.

(iv)	The director or an immediate family member has received any compensation from the Company during any of the past three years other than compensation and benefits, including deferred compensation and pension benefits, directly related to such director’s Board service.

(v)	The director is a current partner in, or a significant shareholder, officer or employee or the director’s immediate family member is a current executive officer, of any company to which the Company made, or from which the Company received, payments (other than those arising solely from such entity’s investments in the Company’s securities) in any of the last three fiscal years that exceeded the greater of $1 million or 2% of the Company’s or such other business’s consolidated gross revenue.

(vi)	The director or an immediate family member is a director or officer of a tax-exempt organization to which the Company’s contributions exceeded the greater of $1 million or 2% of such organization’s consolidated gross revenue in any of the last three fiscal years (other than matching employee contributions through the Company’s matching gifts program, if applicable).

For purposes of clauses (i) and (iii) above, employment of a family member in a non-officer position does not preclude the Board from determining that a director is independent. For purposes of clause (ii) above, employment of a director or an immediate family member by, or affiliation with, the Company’s auditor within

A-1

the last three years (but not currently) does not preclude the Board from determining that a director is independent unless the director or immediate family member personally worked on the Company’s audit within that time.

For purposes of interpreting these standards, the Board has adopted the following definitions:

“Company” means WABCO and/or any of its subsidiaries.

“immediate family member” means the director’s spouse, parents, step-parents, children, step-children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than a tenant or employees) who shares his or her home.

“officer” has the meaning specified in Rule 16a-1(f) of the Securities Exchange Act of 1934, or any successor rule, or, for any entity that is not an “issuer” as defined in the Rule, a person who performs functions similar to an “officer” as defined in such Rule.

“significant shareholder” of any entity means a person who is the direct or indirect beneficial owner of more than 10% of the equity interests of the entity.

A-2

Appendix B

WABCO HOLDINGS INC.

ONE CENTENNIAL AVENUE

P.O. BOX 6820

PISCATAWAY, NJ 08855-6820

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Wabco Holdings Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Wabco Holdings Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: WABCO1

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

WABCO HOLDINGS INC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1 AND 2.

Vote on Directors

For All

Withhold All

For All Except

1. ELECTION OF DIRECTORS

Nominees:

01) G. Peter D’Aloia

02) Juergen W. Gromer

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

Vote on Proposal

For

Against

Abstain

2. Ratify the selection of Ernst & Young Bedrijfsrevisoren BCVBA/Reviseurs d’Enterprises SCCRL as the company’s independent registered public accounting firm for the year ending December 31, 2008.

3. In their discretion, upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof.

The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR items 1 and 2. If any other matters properly come before the meeting, or if cumulative voting is required, the person named in this proxy will vote in their discretion.

(NOTE: Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name, by authorized officer. If a partnership, please sign in partnership name by authorized person.)

Signature [PLEASE SIGN WITHIN BOX]

Date

Signature (Joint Owners)

Date

WABCO HOLDINGS INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS

May 28, 2008

The stockholder(s) hereby appoint(s) Jacques Esculier, Ulrich Michel, Todd Weinblatt and Malcolm Gilbert, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Wabco Holdings Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 a.m., (Eastern Time) on Wednesday, May 28, 2008, at the New York offices of McDermott Will & Emery LLP, 340 Madison Avenue, New York, New York 10173, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR EACH PROPOSAL.

Attention Plan Participants: If you hold shares of WABCO Holdings Inc. Common Stock through the WABCO 401(k) Plan, Trane Employee Stock Ownership Plan, Trane Savings Plan or Trane 401(k) and Thrift Plan, you should complete, sign and return this proxy card to instruct the trustees of the respective plans how to vote these shares. Your proxy must be received no later than 11:59 p.m., Eastern Daylight Time, on May 22, 2008 so that the trustees of the respective plans (who vote the shares on behalf of plan participants) have adequate time to tabulate the voting instructions. Your voting instructions will be kept confidential. If the trustees of the respective plans, do not receive timely voting instructions on any shares of WABCO Common Stock held in such plans, the trustees will vote such shares in the same proportion as those shares for which they received timely voting instructions.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE